As filed with the Securities and Exchange Commission on November 29, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILGAN HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	3411	06-1269834
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank W. Hogan, III, Esq.

Senior Vice President, General Counsel and Secretary

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert J. Rawn, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

(212) 294-6700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4 3⁄4% Senior Notes due 2025	$300,000,000	100%	$300,000,000	$37,350
3 1⁄4% Senior Notes due 2025	€650,000,000	100%	€650,000,000	$96,285(3)

(1)	Determined solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $24,021 have already been paid with respect to unsold securities registered pursuant to a registration statement on Form S-4 (File No. 333-174624) filed with the SEC on May 31, 2011, as amended, and are being carried forward. As a result, $24,021 of the filing fee due for this offering is offset against the registration fee previously paid.
(3)	The U.S. dollar equivalent of the maximum aggregate offering price is $773,370,000 and has been calculated using an exchange rate of €1.00:$1.1898, as reported by Bloomberg on November 28, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2017

PROSPECTUS

Offer to Exchange

All Outstanding $300,000,000 aggregate principal amount of our 4 3⁄4% Senior Notes due 2025 and all outstanding €650,000,000 aggregate principal amount of our 3 1⁄4% Senior Notes due 2025 that have not been registered under the Securities Act of 1933, as amended for

$300,000,000 aggregate principal amount of our new 4 3⁄4% Senior Notes due 2025 and €650,000,000 aggregate principal amount of our new 3 1⁄4% Senior Notes due 2025 that have been registered under the Securities Act of 1933, as amended

Material Terms of the Exchange Offer

•	We are offering to exchange all of our currently outstanding 4 3⁄4% Senior Notes due 2025, or the old Dollar notes, which have not been registered under the Securities Act of 1933, as amended, or the Securities Act, that are validly tendered and not validly withdrawn for an equal principal amount of newly issued 4 3⁄4% Senior Notes due 2025, or the new Dollar notes, which are registered under the Securities Act, and all of our currently outstanding 3 1⁄4% Senior Notes due 2025, or the old Euro notes, which have not been registered under the Securities Act that are validly tendered and not validly withdrawn for an equal principal amount of newly issued 3 1⁄4% Senior Notes due 2025, or the new Euro notes, which are registered under the Securities Act. In this prospectus, we sometimes refer to the old Dollar notes and the old Euro notes collectively as the old notes, the new Dollar notes and the new Euro notes collectively as the new notes and the old notes and the new notes collectively as the notes.

•	The terms of the new Dollar notes will be substantially identical to those of the old Dollar notes and the terms of the new Euro notes will be substantially identical to those of the old Euro notes except, in each case, for transfer restrictions and registration rights relating to the old notes.

•	The new notes, like the old notes, will be unsecured and will rank equally in right of payment with our existing and future unsecured unsubordinated indebtedness and will rank ahead of our existing and future subordinated debt. In addition, the new notes, like the old notes, will be effectively subordinated to all of our secured debt to the extent of the assets securing such debt.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2017, unless extended.

•	You may withdraw tenders of old notes at any time before the exchange offer expires. If you withdraw your tender of old notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	You may tender old Dollar notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and old Euro notes only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•	There is no existing public market for the old notes and there is currently no public market for the new notes. We do not intend to list the new Dollar notes on any securities exchange. We intend to submit an application to list the new Euro notes on the Official List of the Irish Stock Exchange plc, or the Irish Stock Exchange, and to trade the new Euro notes on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange, as the old Euro notes are. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC. If such application is made, no assurances can be given that listing will be obtained, and the consummation of the exchange offer is not contingent upon obtaining this listing.

•	The exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	Broker-dealers who receive new notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

•	Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

•	The new Dollar notes will initially be issued only in book-entry form through the facilities of The Depository Trust Company, or DTC, and the new Euro notes will initially be issued only in book-entry form through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Euroclear, and Clearstream Banking, S.A., or Clearstream.

For a discussion of certain risks that you should consider before participating in the exchange offer, see “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2017

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon request. If you would like a copy of any of this information, please submit your request to Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (telephone number (203) 975-7110). In addition, to obtain timely delivery of any information you request, you must submit your request no later than                 , 2017. In the event that we extend the exchange offer, you must submit your request five business days before the date the exchange offer expires, as extended.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, the terms “we,” “our,” “us,” and the “Company” mean Silgan Holdings Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.silganholdings.com. The information contained on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 28, 2017; and

•	Current Reports on Form 8-K filed January 23, 2017 (excluding Exhibit 99.2 thereto), January 27, 2017, February 6, 2017, February 10, 2017, February 17, 2017, March 2, 2017, March 3, 2017, March 30, 2017, April 12, 2017, May 4, 2017, June 9, 2017, June 16, 2017 (Form 8-K/A), August 9, 2017 and November 6, 2017.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and until this exchange offer is completed or otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Attention: General Counsel

(203) 975-7110

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus or in documents incorporated by reference herein which are not historical facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Exchange Act. These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

The discussion in our “Risk Factors” and our “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections in our Annual Report on Form 10-K for the year ended December 31, 2016 and in the other documents incorporated by reference into this prospectus highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to, our ability to satisfy our obligations under our contracts; the impact of customer claims; compliance by our suppliers with the terms of our arrangements with them; changes in consumer preferences for different packaging products; changes in general economic conditions; the idling or loss of one or more of our significant manufacturing facilities; our ability to finance any increase in our net working capital in the event that our supply chain financing arrangements end; the adoption of new accounting standards or interpretations; changes in income tax provisions; and other factors described in our other filings with the SEC.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors,” that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

MARKET AND INDUSTRY DATA

The market, industry or similar data presented herein are based upon estimates by our management, using various third party sources where available. While management believes that such estimates are reasonable and reliable, in certain cases such estimates cannot be verified by information available from independent sources. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

LISTING

We intend to submit an application to list the new Euro notes on the Official List of the Irish Stock Exchange and to trade the new Euro notes on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC. Investors should note that any listing particulars approved by the Irish Stock Exchange would be issued by us solely for the purposes of obtaining a listing of the new Euro notes on the Official List of the Irish Stock Exchange and such listing particulars should not be relied upon by any person. If we submit such application, there can be no guarantee that the application will be approved and the new Euro notes will be accepted for listing as of expiration date of the exchange offer or at any time thereafter, and the exchange offer is not conditioned on obtaining this admission to trading. Comments by the relevant authority may require modification or reformulation of the information we present in this prospectus or may require the inclusion of additional information, including additional financial information about us. We may also be required to update the information in this prospectus to reflect changes in our business, financial condition or results of operations and prospects. The new Dollar notes will not be listed on any securities exchange.

References in this prospectus to “$,” “dollars” and “U.S. dollars” are to the currency of the United States. References to “€” and “Euros” in this prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any Euro amounts converted into U.S. dollars as presented in this prospectus could have been or could be converted into U.S. dollars at any such exchange rate or at all.

SUMMARY

This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before you decide to participate in this exchange offer. You should read this entire prospectus carefully, including the section “Risk Factors” and our financial statements and the notes thereto incorporated by reference herein.

Our Company

We are a leading manufacturer of rigid packaging for consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2016 of approximately sixty percent. We are also a leading worldwide manufacturer of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets. For the fiscal year ended December 31, 2016, we had consolidated net sales of approximately $3.6 billion.

On April 6, 2017, we acquired the specialty closures and dispensing systems operations of WestRock Company, which was historically referred to by WestRock Company as the Home, Health and Beauty Business of WestRock Company and is now operating under the name Silgan Dispensing Systems, or SDS. SDS is a leading global supplier of highly engineered triggers, pumps, sprayers and dispensing closure solutions for food, health care, garden, home and beauty products. It operates a global network of 13 facilities across North and South America, Europe and Asia. SDS is included in our Closures segment as of the acquisition date. For the fiscal year ended December 31, 2016, on a pro forma basis after giving effect to the acquisition of SDS as if it had occurred on January 1, 2016, we would have had consolidated net sales of approximately $4.2 billion.

Our products are used for a wide variety of end markets and we operate 100 manufacturing facilities in North and South America, Europe and Asia. Our products include:

•	steel and aluminum containers for human and pet food and general line products;

•	metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products; and

•	custom designed plastic containers and closures for personal care, food, health care, pharmaceutical, household and industrial chemical, pet care, agricultural, automotive and marine chemical products.

We believe that our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions have allowed us to grow our net sales and to increase our market share.

Corporate Information

Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901, and our telephone number is (203) 975-7110.

Our Businesses

We are a holding company that conducts our business through various operating subsidiaries. We operate three businesses, our metal container business, our closures business and our plastic container business.

Metal Containers—62.9 percent of consolidated net sales for the fiscal year ended December 31, 2016

Our metal container business is engaged in the manufacture and sale of steel and aluminum containers that are used primarily by processors and packagers for food products, such as soup, vegetables, fruit, meat, tomato based products, seafood, coffee, adult nutritional drinks, pet food and other miscellaneous food products, as well as general line metal containers primarily for chemicals. We have 46 metal container manufacturing facilities located in the United States, Europe and Asia, serving over 50 countries throughout the world. For the fiscal year ended December 31, 2016, our metal container business had net sales of $2.27 billion (approximately 62.9 percent of our consolidated net sales) and income from operations of $214.7 million (approximately 67.2 percent of our consolidated income from operations excluding corporate expense). For the nine months ended September 30, 2017, our metal container business had net sales of $1.77 billion (approximately 57.2 percent of our consolidated net sales) and income from operations of $185.5 million (approximately 60.1 percent of our consolidated income from operations excluding corporate expense). We estimate that approximately 90 percent of our projected North American metal container sales in 2017 will be pursuant to multi-year customer supply arrangements. Our largest customers for our metal container business include Bonduelle Group, Campbell Soup Company, or Campbell, Chicken of the Sea, ConAgra Foods, Inc., or ConAgra, Del Monte Corporation, or Del Monte, General Mills, Inc., Hill’s Pet Nutrition, Inc., Hormel Foods Corporation, Kraft Heinz Company, Mars, Incorporated, or Mars, Nestlé Food Company, or Nestlé, Pacific Coast Producers, or Pacific Coast, Pinnacle Foods Group LLC, Stanislaus Food Products Company and TreeHouse Foods, Inc., or TreeHouse.

Closures—22.1 percent of consolidated net sales for the fiscal year ended December 31, 2016

Our closures business provides customers with an extensive variety of proprietary metal and plastic closures and dispensing systems that ensure closure quality and safety, as well as state-of-the-art capping/sealing equipment and detection systems to complement our metal and plastic closures product offering. We manufacture metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products, such as juices and juice drinks, ready-to-drink teas, sports and energy drinks, dairy products, ketchup, salsa, pickles, tomato sauce, soup, cooking sauces, gravies, fruits, vegetables, preserves, baby food, baby juices, infant formula products, beauty care products, hard surface cleaning products, fragrance products, air care products, health care products and lawn and garden products. We have 32 closure manufacturing facilities located in North America, Europe, Asia and South America, from which we serve over 70 countries throughout the world. In addition, we license our technology to five other manufacturers for various markets we do not serve directly. For the fiscal year ended December 31, 2016, our closures business had net sales of $797.1 million (approximately 22.1 percent of our consolidated net sales) and income from operations of $99.8 million (approximately 31.2 percent of our consolidated income from operations excluding corporate expense). For the nine months ended September 30, 2017, our closures business had net sales of $904.1 million (approximately 29.2 percent of our consolidated net sales) and income from operations of $103.0 million (approximately 33.4 percent of our consolidated income from operations excluding corporate expense). Our largest customers of our closures business include Campbell, The Coca-Cola Company, Colgate-Palmolive Company, Dean Foods Company, Dr Pepper Snapple Group, Inc., Grupo Boticário, Kraft Heinz Company, Hipp GmbH & Co KG, The J.M. Smucker Company, MillerCoors LLC, The Mizkan Group Corporation, Nestlé, PepsiCo Inc., The Procter & Gamble Company, Puig, S. C. Johnson & Son Inc., The Scotts Company LLC, Spectrum Brands, Inc. and its affiliated entities including United Industries Corporation and Unilever N.V.

Plastic Containers—15.0 percent of consolidated net sales for the fiscal year ended December 31, 2016

We manufacture custom designed and stock plastic containers for personal care and health care products, including containers for mouthwash, shampoos, conditioners, hand creams, lotions, liquid soap, respiratory and gastrointestinal products, cosmetics and toiletries; food and beverage products, including peanut butter, salad dressings, condiments, dairy products, powdered drink mixes and liquor; household and industrial chemical products, including containers for scouring cleaners, cleaning agents and lawn, garden and agricultural products; and pharmaceutical products, including containers for tablets and antacids. We also manufacture plastic closures, caps, sifters and fitments for food and household products, including salad dressings, peanut butter, spices, liquid margarine, powdered drink mixes and arts and crafts supplies. In addition, we manufacture plastic thermoformed barrier and non-barrier bowls and trays for food products, such as soups and other ready-to-eat meals and pet food, as well as thermoformed plastic tubs for personal care and household products, including soft fabric wipes. We have an extensive geographic presence in North America with 22 manufacturing facilities in the United States and Canada. For the fiscal year ended December 31, 2016, our plastic container business had net sales of $543.9 million (approximately 15.0 percent of our consolidated net sales) and income from operations of $5.2 million (approximately 1.6 percent of our consolidated income from operations excluding corporate expense). For the nine months ended September 30, 2017, our plastic containers business had net sales of $421.7 million (approximately 13.6 percent of our consolidated net sales) and income from operations of $20.0 million (approximately 6.5 percent of our consolidated income from operations excluding corporate expense). Since 1987, we have grown our market position in the plastic container business, with net sales increasing sixfold. Our largest customers for our plastic container business include Bayer AG, Berlin Packaging LLC, Campbell, The Clorox Company, ConAgra, General Mills, Inc., Henkel AG & Co. KGaA, Johnson & Johnson, Kraft Heinz Company, Mars, McCormick & Company, Inc., The Procter & Gamble Company, The Scotts Company LLC, TreeHouse, TricorBraun and Vi-Jon Laboratories, Inc.

Our Strengths

Leading Market Positions. We are a leading manufacturer of rigid packaging for consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2016 of approximately sixty percent. We are also a leading worldwide manufacturer of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets.

Consistent Growth and Stable Cash Flow Generation. Through our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions, we have increased consolidated net sales from $2.7 billion to $4.2 billion, on a pro forma basis after giving effect to the acquisition of SDS as if it had occurred on January 1, 2016, from 2006 to 2016. Our business is generally recession-resistant which, along with our long-term customer arrangements, allows us to generate stable and predictable cash flow.

Long-Term Customer Relationships with Multi-Year Supply Arrangements. We have entered into multi-year supply arrangements with many of our customers. For 2017, we estimate that approximately 90 percent of our metal container sales and a majority of our closure and plastic container sales will be pursuant to multi-year customer supply arrangements. Historically, we have been successful in continuing our multi-year supply arrangements with our customers.

Disciplined and Proven Acquisition Strategy. Since our inception in 1987, we have acquired thirty-five businesses. As a result of the benefits of acquisitions and organic growth, we have become a leading manufacturer of metal containers in North America and Europe, with net sales of $2.27 billion in 2016, and have increased our overall share of the metal food container market in the United States from approximately 10 percent in 1987 to approximately sixty percent in 2016 and have established a leading position in Central and Eastern Europe. Through acquisitions, we have become a leading worldwide manufacturer of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products, with net sales in 2016 of $1,367.6 million, on a pro forma basis after giving effect to the acquisition of SDS as if it had occurred on January 1, 2016. We have also grown our market position in the plastic container business since 1987, with net sales increasing sixfold to $543.9 million in 2016. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions.

Ability to Pass Through Raw Material Cost Changes. We have historically been able to generally pass through changes in raw material costs to our customers. Our metal container and closures supply agreements provide for the pass through of changes in our metal and resin raw material costs. Our plastic container business has also passed along to our customers changes in the prices of our resin raw material costs in accordance with customer supply arrangements. For our customers without long-term contracts, we also generally increase prices to pass through increases in raw material costs.

Leading Technology and Manufacturing Support. Through our metal container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry. While we have expanded our metal container business and increased our market share over the last several years, we have made, and are continuing to make, significant capital investments in our metal container business to enhance our business and offer our customers value-added features. In addition, we have made and continue to make investments for our Can Vision 2020SM program, which investments are intended to enhance the competitive advantages of metal packaging for food and included a new state-of-the-art manufacturing facility in the United States. Through our closures business, we manufacture an extensive variety of metal and plastic closures for the food and beverage industries throughout the world utilizing state-of-the-art technology and equipment, and we also provide our customers for metal and plastic closures with state-of-the-art capping/sealing equipment and detection systems. We also manufacture throughout the world a wide range of highly engineered dispensing systems for the health care, garden, home, beauty and food industries. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We have made strategic investments to enhance the competitive position of our plastic container business, including the construction of two new plastic container manufacturing facilities in the United States, including a near-site facility to a major customer and another facility to meet the growing needs of our customers and allow us to further reduce costs of our plastic container business. We intend to continue to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

Our Strategy

We intend to enhance our position as a leading manufacturer of consumer goods packaging products by continuing to aggressively pursue a strategy designed to achieve future growth and increase shareholder value by focusing on the following key elements:

Supply “Best Value” Packaging Products with High Levels of Quality, Service and Technological Support. Since our inception, we have been, and intend to continue to be, devoted to consistently supplying our products with the combination of quality, price and service that our customers consider to be “best value.” In our metal container business, we focus on providing high quality and high levels of service and utilizing our low cost producer position. We have made and are continuing to make significant capital investments to offer our customers value-added features such as our family of Quick Top® easy-open ends for our metal food containers, shaped metal food containers and alternative color offerings for metal food containers. In addition, we have made and are continuing to make investments for our Can Vision 2020SM program, which investments are intended to enhance the competitive advantages of metal packaging for food and included a new state-of-the-art manufacturing facility in the United States. In our closures business, we emphasize high levels of quality, service and technological support. We believe our closures business is the premier innovative closures solutions provider to the food and beverage industry by offering customers an extensive variety of metal and plastic closures, as well as proprietary equipment solutions such as cap feeders, cappers and detection systems to ensure high quality package safety. We also manufacture throughout the world a wide range of highly engineered dispensing systems for the health care, garden, home, beauty and food industries. In our plastic container business, we provide high levels of quality and service and focus on value-added, custom designed plastic containers to meet changing product and packaging demands of our customers. We believe that we are one of the few plastic packaging businesses that can custom design, manufacture and decorate a wide variety of plastic containers, providing the customer with the ability to satisfy more of its plastic packaging needs through one supplier. We will continue to supply customized products that can be delivered quickly to our customers with superior levels of design, development and technological support. We have made strategic investments to enhance the competitive position of our plastic container business, including the construction of two new plastic container manufacturing facilities in the United States, including a near-site facility to a major customer and another facility to meet the growing needs of our customers and allow us to further reduce costs of our plastic container business.

Maintain Low Cost Producer Position. We will continue pursuing opportunities to strengthen our low cost position in our business by:

•	maintaining a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of consolidated net sales;

•	achieving and maintaining economies of scale;

•	prudently investing in new technologies to increase manufacturing and production efficiency;

•	rationalizing our existing plant structure; and

•	serving our customers from our strategically located plants.

Through our metal container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry. Through our closures business, we manufacture an extensive variety of metal and plastic closures for the food and beverage industries throughout the world utilizing state-of-the-art technology and equipment, and we also provide our customers for metal and plastic closures with state-of-the-art capping/sealing equipment and detection systems. We also manufacture throughout the world a wide range of highly engineered dispensing systems for the health care, garden, home, beauty and food industries. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We intend to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

In 2015, we initiated optimization plans in each of our businesses, which plans were designed to reduce manufacturing and logistical costs and provide productivity improvements and manufacturing efficiencies, thereby resulting in a lower cost manufacturing network for our businesses and strengthening the competitive position of each of our businesses in their respective markets. The optimization plans included the construction of a new metal food container manufacturing facility and two new plastic container manufacturing facilities in the United States, the relocation of various equipment lines to facilities where we can better serve our customers and the rationalization of several existing manufacturing facilities. The three new manufacturing facilities are strategically located to meet the unique needs of our customers. Each of our businesses had substantially completed the execution of its optimization plan by the end of 2016, including commercializing the new metal container manufacturing facility and the two new plastic container manufacturing facilities.

Maintain an Optimal Capital Structure to Support Growth and Increase Shareholder Value. Our financial strategy is to use reasonable leverage to support our growth and increase shareholder returns. Our stable and predictable cash flow, generated largely as a result of our long-term customer relationships and generally recession resistant business, supports our financial strategy. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions. In determining reasonable leverage, we evaluate our cost of capital and manage our level of debt to maintain an optimal cost of capital based on current market conditions. If acquisition opportunities are not identified over a longer period of time, we may use our cash flow to repay debt, repurchase shares of our common stock or increase dividends to our stockholders or for other permitted purposes. In September 2014, we funded the purchase price for the metal container manufacturing assets of Van Can Company, or Van Can, with cash on hand. In 2015, we used cash on hand and revolving loan borrowings under our then existing senior secured credit facility, or our 2014 Credit Facility, to fund repurchases of our common stock for $170.1 million (which included $161.8 million of our common stock purchased pursuant to a “modified Dutch auction” tender offer completed in March 2015). In 2016, we used cash on hand and revolving loan borrowings under our 2014 Credit Facility to fund repurchases of our common stock for $277.3 million (which included $269.4 million of our common stock purchased pursuant to a “modified Dutch auction” tender offer completed in November 2016). In February 2017, we issued $300 million of the old Dollar notes and €650 million of the old Euro notes. We used the net proceeds from the offering of the old Dollar notes to prepay a portion of our outstanding U.S. dollar term loans and repay a portion of our outstanding revolving loans under our 2014 Credit Facility. We used the net proceeds from the offering of the old Euro notes to prepay all outstanding Euro term loans and repay all remaining outstanding revolving loans under our 2014 Credit Facility, to repay certain foreign bank revolving and term loans of certain of our non-U.S. subsidiaries and to redeem $220 million of our outstanding 5% Senior Notes due 2020, or the 5% Senior Notes. In March 2017, we completed an amendment and restatement of our 2014 Credit Facility pursuant to an amended and restated credit agreement, or our Credit Agreement, which extended the maturity dates of our 2014 Credit Facility, provides additional borrowing capacity for us and provides us with greater flexibility with regard to our strategic initiatives. Our Credit Agreement provides us with revolving loans, consisting of a multicurrency revolving loan facility of approximately $1.19 billion and a Canadian revolving loan facility of Cdn $15.0 million. Additionally, our Credit Agreement provided us with term loans, consisting of (i) U.S. $800 million of term loans designated U.S. A term loans, which were used to fund a portion of the purchase price for SDS, and (ii) Cdn $45.5 million of term loans designated Canadian A term loans. In April 2017, we funded the purchase price for SDS with term and revolving loan borrowings under our Credit Agreement. At September 30, 2017, after taking into account outstanding letters of credit of $18.2 million, we had $571.8 million and Cdn $15.0 million of revolving loans available to us under our Credit Agreement for working capital requirements and other strategic initiatives.

Expand Through Acquisitions and Internal Growth. We intend to continue to increase our market share in our current business lines and related business lines through acquisitions and internal growth. We use a disciplined approach to make acquisitions that generate attractive cash returns. As a result, we expect to continue to expand and diversify our customer base, geographic presence and product lines. This strategy has enabled us to increase our net sales and income from operations over the last ten years.

Enhance Profitability Through Productivity Improvements and Cost Reductions. We intend to continue to enhance profitability through investment of capital for productivity improvements, manufacturing efficiencies, manufacturing cost reductions, and the optimization of our manufacturing facilities footprints. The additional sales and production capacity provided through acquisitions have enabled us to rationalize plant operations and decrease overhead costs through plant closings and downsizings. From 2012, we have closed four metal container manufacturing facilities, two closure manufacturing facilities and six plastic container manufacturing facilities in connection with our continuing efforts to streamline our plant operations, reduce operating costs and better match supply with geographic demand.

As with SDS, we would expect that most future acquisitions will continue to enable us to realize manufacturing efficiencies as a result of optimizing production scheduling and other benefits from economies of scale and the elimination of redundant selling and administrative functions. In addition to the benefits realized through the integration of acquired businesses, we have improved and expect to continue to improve the operating performance of our plant facilities by investing capital for productivity improvements, manufacturing efficiencies, manufacturing cost reductions and the optimization of our manufacturing facilities footprints. While we have made some of these investments in certain of our plants, more opportunities still exist throughout our system. We will continue to use a disciplined approach to identify these opportunities to generate attractive cash returns.

The Exchange Offer

On February 13, 2017, we completed an offering of $300 million aggregate principal amount of 4 3⁄4% Senior Notes due 2025 and €650 million aggregate principal amount of 3 1⁄4% Senior Notes due 2025, the outstanding notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our best efforts to consummate the exchange offer within 360 days after February 13, 2017. The summary below describes the principal terms and conditions of the exchange offer. It may not contain all of the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer” and “Description of the Notes.”

Old Notes	4 3⁄4% Senior Notes due 2025 and 3 1⁄4% Senior Notes due 2025, which were issued on February 13, 2017.

New Notes	4 3⁄4% Senior Notes due 2025 and 3 1⁄4% Senior Notes due 2025. The terms of the new Dollar notes are substantially identical to the terms of the old Dollar notes and the terms of the new Euro notes are substantially identical to the terms of the old Euro notes except, in each case, that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Resale of the New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties not related to us, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquired the new notes in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes, or where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as further described under “Plan of Distribution.”

Expiration Date	This exchange offer will expire at 5:00 pm, New York City time, on , 2017 unless extended, in which case the “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions” for more information regarding conditions to the exchange offer.

Procedures for Tendering Old Notes	Old Dollar Notes. Unless you comply with the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

•	tender your old Dollar notes by sending the certificates for your old Dollar notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with any required signature guarantees, together with any other required documents, to U.S. Bank National Association, as registrar and exchange agent for the old Dollar notes, at the address listed under “The Exchange Offer—Exchange Agents;” or

•	tender your old Dollar notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal to the exchange agent for the Dollar notes. In order for a book-entry transfer to constitute a valid tender of your old Dollar notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent for the old Dollar notes, must receive a confirmation of book-entry transfer of your old Dollar notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under “The Exchange Offer—Procedures for Tendering—Old Dollar Notes Held Through the Facilities of DTC.”

By accepting the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering—Terms and Conditions Contained in the Letter of Transmittal.”

Old Euro Notes. A holder of old Euro notes with Euroclear or Clearstream wishing to participate in the exchange offer should submit, or arrange to have submitted on its behalf, an electronic exchange instruction through the relevant clearing system in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by Elavon Financial Services DAC, UK Branch, the exchange agent for the old Euro notes. By using such procedures to exchange the old Euro notes, holders will be deemed to have agreed to the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf.

If you wish to tender old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed assignment from the registered holder.

Guaranteed Delivery Procedures for Old Dollar Notes	If you wish to tender your old Dollar notes and your old Dollar notes are not immediately available or you cannot deliver your old Dollar notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent for the Dollar notes before the expiration date, or you cannot complete the procedures for book-entry transfer on a timely basis, you must tender your old Dollar notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures for Old Dollar Notes.”

Acceptance of the Old Notes and Delivery of the New Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration date. The new notes issued under the exchange offer will be delivered on the earliest practicable date following the expiration date, as described below under “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the applicable book-entry facility, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at such book-entry facility. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, as described below under “Certain U.S. Federal Tax Considerations.”

Exchange Agents	U.S. Bank National Association, the trustee under the indenture governing the old notes and the new notes, is serving as the exchange agent for the old Dollar notes and Elavon Financial Services DAC, UK Branch, is serving as the exchange agent for the old Euro notes.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes for new notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old notes under the Securities Act.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for the old notes remaining outstanding after the completion of the exchange offer will be substantially limited. For more information regarding the consequences of not tendering your old notes, see “Risk Factors—Risks Relating to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

We explain the exchange offer in greater detail beginning on page 36.

The New Notes

The form and terms of the new Dollar notes are substantially identical to the form and terms of the old Dollar notes and the form and terms of the new Euro notes are substantially identical to the form and terms of the old Euro notes except, in each case, that the new notes will be registered under the Securities Act and, therefore, the new notes will not have the transfer restrictions or registration rights applicable to the old notes. The new notes will evidence the same debt as the old notes, and both the old notes and the new notes are governed by the same indenture.

Issuer	Silgan Holdings Inc.

New Notes Offered	$300 million aggregate principal amount of our 4 3⁄4% Senior Notes due 2025 and €650 million aggregate principal amount of our 3 1⁄4% Senior Notes due 2025.

Maturity	March 15, 2025 for the Dollar notes and March 15, 2025 for the Euro notes.

Interest	Interest on the new notes is payable semiannually in cash on March 15 and September 15 of each year.

Sinking Fund	None.

Optional Redemption	We may redeem the new Dollar notes, in whole or in part, at our option at any time on or after March 15, 2020, initially at 102.375% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest, on or after March 15, 2022.

At any time before March 15, 2020, we may redeem the new Dollar notes, in whole or in part, at our option at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, before March 15, 2020, we may redeem up to 35% of the aggregate principal amount of outstanding new Dollar notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 104.750% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of Dollar notes originally issued under the indenture (including any additional Dollar notes) remains outstanding.

We may redeem the new Euro notes, in whole or in part, at our option at any time on or after March 15, 2020, initially at 101.625% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest, on or after March 15, 2022.

At any time before March 15, 2020, we may redeem the new Euro notes, in whole or in part, at our option at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, before March 15, 2020, we may redeem up to 35% of the aggregate principal amount of outstanding new Euro notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 103.250% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of Euro notes originally issued under the indenture (including any additional Euro notes) remains outstanding.

Change of Control	In the event of a Change of Control Repurchase Event (as defined in “Description of the Notes—Certain Definitions”) under the terms of the indenture, each holder of the new notes will have the right to require us to purchase such holder’s notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of repurchase.

Redemption for Tax Reasons	In the event that we become obligated to pay any additional amounts, we may redeem the new Euro notes in whole, but not in part, at any time upon giving prior notice, at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of the Notes—Redemption of Euro Notes for Tax Reasons.”

Additional Amounts	We will, subject to certain exceptions and limitations set forth herein, pay to a holder who is not a United States person additional amounts on the new Euro notes as are necessary such that the net payment received after withholding or deduction for or on account of any tax, assessment or other governmental charge imposed or levied by or on behalf of the United States or any taxing jurisdiction thereof or therein will not be less than the amount that would have been received in the absence of such withholding or deduction. See “Description of the Notes—Payment of Additional Amounts on the Euro Notes.”

Ranking	The new notes will be general senior unsecured obligations. Accordingly, they will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all of the existing and future obligations, including trade payables, of our subsidiaries;

•	equal in right of payment with all of our existing and future unsubordinated indebtedness, including the 5% Senior Notes and our 5 1⁄2% Senior Notes due 2022, or the 5 1⁄2% Senior Notes; and

•	senior to all of our existing and future subordinated indebtedness.

At September 30, 2017, we had approximately $3,123.6 million of total outstanding indebtedness, $1,426.1 million of which was secured indebtedness under our Credit Agreement, $280 million of which was indebtedness evidenced by the 5% Senior Notes, $300 million of which was indebtedness evidenced by the 5 1⁄2% Senior Notes, $1,067.9 million of which was indebtedness evidenced by the old notes and $49.6 million of which was other foreign bank revolving and term loans and none of which was subordinated indebtedness. See “Capitalization” and “Description of Certain Indebtedness.”

None of our subsidiaries will initially guarantee the new notes. At September 30, 2017, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $828.5 million on a combined basis, excluding indebtedness under our Credit Agreement and other foreign bank revolving and term loans. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes.”

Certain Covenants	The indenture contains certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	create or incur liens;

•	issue guarantees;

•	engage in sale leaseback transactions; and

•	consolidate, merge or sell all our assets.

See “Description of the Notes—Covenants.”

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

Listing	We intend to submit an application to list the new Euro notes on the Official List of the Irish Stock Exchange and to trade the new Euro notes on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC. If such application is made, no assurances can be given that listing will be obtained. The new Dollar notes will not be listed on any securities exchange.

We explain the new notes in greater detail beginning on page 51.

Risk Factors

You should carefully consider all of the information in this prospectus, or incorporated by reference herein, including the discussion under “Risk Factors” beginning on page 21, before participating in the exchange offer.

Summary Financial Data

The following summary historical consolidated financial data of Silgan Holdings Inc. for each of the fiscal years in the five-year period ended December 31, 2016 have been derived from our audited consolidated financial statements for such fiscal years. The following summary historical condensed consolidated financial data for each of the nine-month periods ended September 30, 2016 and 2017 have been derived from our unaudited condensed consolidated financial statements for such periods and are not necessarily indicative of the results for the remainder of the fiscal year or any future periods. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with our consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, each of which is incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2012(a)	2013(a)	2014(a)	2015	2016	2016 (unaudited)	2017(a) (unaudited)
	(dollars in millions)
Operating Data:
Net sales	$3,588.3	$3,708.5	$3,911.8	$3,764.0	$3,612.9	$2,807.0	$3,094.1
Cost of goods sold	3,070.7	3,161.3	3,312.0	3,209.9	3,079.4	2,383.5	2,591.8

Gross profit	517.6	547.2	599.8	554.1	533.5	423.5	502.3
Selling, general and administrative expenses(b)	183.4	211.0	224.4	219.9	214.7	162.1	227.2
Rationalization charges	8.7	12.0	14.5	14.4	19.1	13.9	4.5

Income from operations	325.5	324.2	360.9	319.8	299.7	247.5	270.6
Interest and other debt expense before loss on early extinguishment of debt	63.0	67.4	74.8	66.9	67.8	50.7	80.2
Loss on early extinguishment of debt	38.7	2.1	1.5	—	—	—	7.1

Interest and other debt expense	101.7	69.5	76.3	66.9	67.8	50.7	87.3

Income before income taxes	223.8	254.7	284.6	252.9	231.9	196.8	183.3
Provision for income taxes	72.5	69.3	102.2	80.5	78.5	67.1	59.8

Net income	$151.3	$185.4	$182.4	$172.4	$153.4	$129.7	$123.5

Per Share Data:(c)
Basic net income per share	$1.09	$1.44	$1.44	$1.41	$1.28	$1.07	$1.12

Diluted net income per share	$1.08	$1.43	$1.43	$1.41	$1.27	$1.07	$1.11

Dividends per share	$0.24	$0.28	$0.30	$0.32	$0.34	$0.26	$0.27

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2012(a)	2013(a)	2014(a)	2015	2016	2016 (unaudited)	2017(a) (unaudited)
	(dollars in millions)

Selected Segment Data:
Net sales:
Metal containers	$2,293.7	$2,341.4	$2,369.7	$2,365.3	$2,271.9	$1,780.4	$1,768.3
Closures	680.1	720.1	882.9	805.0	797.1	614.6	904.1
Plastic containers	614.5	647.0	659.2	593.7	543.9	412.0	421.7
Income from operations:
Metal containers(d)	231.5	236.3	248.7	236.4	214.7	181.5	185.5
Closures(e)	73.1	63.0	75.6	91.8	99.8	78.2	103.0
Plastic containers(f)	30.8	38.6	51.5	7.8	5.2	1.9	20.0

Balance Sheet Data (at end of period):
Cash and cash equivalents	$465.6	$160.5	$222.6	$99.9	$24.7	$93.6	$199.2
Total assets(g)(h)	3,249.9	3,282.5	3,274.1	3,192.7	3,149.4	3,501.5	5,021.1
Total debt(g)	1,656.4	1,686.4	1,584.1	1,513.5	1,561.6	1,818.4	3,106.2
Stockholders’ equity	753.6	713.8	710.0	639.2	469.4	751.7	623.1

Other Data:
Capital expenditures	$119.2	$103.1	$140.5	$237.3	$191.9	$151.5	$124.2
Depreciation and amortization(i)	165.0	167.6	148.1	142.2	143.1	107.2	126.5
Net cash provided by (used in):
Operating activities(j)	352.5	351.2	348.2	335.7	394.6	(11.5)	(4.4)
Investing activities	(436.8)	(376.4)	(156.9)	(237.1)	(180.3)	(142.6)	(1,152.4)
Financing activities(j)	152.8	(279.9)	(129.2)	(221.3)	(289.5)	147.8	1,331.3

(a)	In April 2017, we acquired the specialty closures and dispensing systems operations of WestRock Company, now operating under the name Silgan Dispensing Systems. In September 2014, we acquired the metal container assets of Van Can. In October 2013, we acquired Portola Packaging, Inc. and its subsidiaries. In 2013, we also acquired the metal vacuum closures operations in Australia of Amcor Limited and the U.S. metal vacuum closures operations of Tecnocap S.p.A. and Tecnocap LLC. In August 2012, we acquired the plastic food container operations of Rexam PLC, now operating under the name Silgan Plastic Food Containers. In 2012, we also acquired Öntaş Öner Teneke Ambalaj Sanayi ve Ticaret A.S., a metal container and closure manufacturer in Turkey.

(b)	Selling, general and administrative expenses include costs attributable to announced acquisitions of $23.8 million for the nine months ended September 30, 2017 and $1.4 million, $0.5 million, $1.5 million and $1.5 million for the fiscal years ended December 31, 2016, 2014, 2013 and 2012, respectively.

(c)	Per share amounts, except for the per share amounts for the nine months ended September 30, 2017, have been retroactively adjusted for the two-for-one stock split of our common stock that occurred on May 26, 2017.

(d)	Income from operations of the metal container business includes:

•	rationalization charges of $3.3 million and $8.3 million for the nine months ended September 30, 2017 and 2016, respectively; and

•	rationalization (credits) charges of $12.1 million, $(0.4) million, $2.5 million and $2.5 million for the fiscal years ended December 31, 2016, 2014, 2013 and 2012, respectively, and new international plant start-up costs of $0.8 million and $6.4 million for the fiscal years ended December 31, 2013 and 2012, respectively.

(e)	Income from operations of the closures business includes:

•	rationalization charges of $0.5 million for each of the nine months ended September 30, 2017 and 2016; and

•	rationalization charges of $0.6 million, $1.7 million, $12.2 million, $5.6 million and $2.9 million for the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively, and (loss) income from operations in Venezuela of $(3.1) million, $(2.9) million and $5.1 million for the fiscal years ended December 31, 2014, 2013 and 2012, respectively. The loss from operations in Venezuela in 2013 included a charge of $3.0 million for the remeasurement of net assets due to a currency devaluation. In the fourth quarter of 2014, we shut down our closures manufacturing facility in Venezuela because our operations in Venezuela were unable to import raw materials on a regular basis due to the ongoing unstable political environment and increasingly restrictive monetary policy.

(f)	Income from operations of the plastic container business includes:

•	rationalization charges of $0.7 million and $5.1 million for the nine months ended September 30, 2017 and 2016, respectively; and

•	rationalization charges of $6.4 million, $12.7 million, $2.7 million, $3.9 million and $3.3 million for the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

(g)	In 2015, we retrospectively adopted new accounting guidance regarding the classification of certain debt issuance costs. As a result, each of total assets and total debt were decreased for certain debt issuance costs by $14.9 million, $17.4 million and $14.9 million as of December 31, 2014, 2013 and 2012, respectively. In addition, total debt included a reduction for certain debt issuance costs of $17.4 million and $10.3 million as of September 30, 2017 and 2016, respectively, and $9.6 million and $12.3 million as of December 31, 2016 and 2015, respectively.

(h)	In 2015, we retrospectively adopted new accounting guidance regarding the classification of deferred taxes. As a result, each of total assets and total liabilities were decreased by $14.9 million, $21.1 million and $28.8 million as of December 31, 2014, 2013 and 2012, respectively.

(i)	Depreciation and amortization excludes amortization of debt discount and issuance costs. In 2014, we increased the estimated useful lives of certain production equipment by an average of approximately 5 years to a maximum depreciable life of 20 years.

(j)	In 2016, we retrospectively adopted new accounting guidance regarding certain classifications on the statement of cash flows related to excess tax benefits and shares repurchased from employees for tax withholding purposes. As a result, net cash provided by operating activities was increased by $0.3 million, $3.2 million, $0.5 million and $0.8 million in the years ended December 31, 2015, 2014, 2013 and 2012, respectively, and net cash (used in) provided by financing activities was decreased by $0.3 million, $3.2 million, $0.5 million and $0.8 million in the years ended December 31, 2015, 2014, 2013 and 2012, respectively.

RISK FACTORS

You should consider carefully all of the information set forth, or incorporated by reference, in this prospectus and, in particular, the following risks before you decide to participate in the exchange offer. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations. The risk factors set forth below, other than under the subheading “Risks Relating to the Exchange Offer,” are generally applicable to the old notes as well as the new notes.

Risks Relating to the Exchange Offer

You will remain subject to transfer restrictions if you fail to exchange your old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes, in the indenture and in the offering memorandum relating to the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

You must follow certain procedures to tender your old notes and failure to do so could, among other things, result in the loss of your right to receive new notes.

The new notes will be issued in exchange for your old notes only after timely receipt by the applicable exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Your failure to follow the procedures may result in a delay in receiving new notes on a timely basis or in your loss of the right to receive new notes. Neither we nor either exchange agent is under any duty to give notification of defect or irregularities with respect to tenders of old notes for exchange.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

A public market for the new notes may not develop, in which case the liquidity and the market price for the new notes could be adversely affected.

The new notes are a new issue of securities with no established trading market and we currently do not intend to list the new notes on any U.S. national securities exchange or automated dealer quotation system. Even if a trading market develops, the liquidity of such a trading market, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects generally. As a result of this and other factors listed below, we cannot assure you that an active trading market will develop for the new notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes.

In addition, you may not be able to sell your new notes at a particular time or at a price favorable to you. Future trading prices of the new notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete the exchange offer;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this prospectus under “Risk Factors.”

It is possible that the market for the new notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

In addition, although we intend to submit an application to list the new Euro notes on the Official List of the Irish Stock Exchange and trade the new Euro notes on the Global Exchange Market, we cannot assure you that the new Euro notes will be accepted for listing on the Official List of the Irish Stock Exchange and trading on the Global Exchange Market. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the new Euro notes at any time. Failure of the new Euro notes to be admitted to listing on, or the delisting of such notes from, the Official List of the Irish Stock Exchange may have a material adverse effect on a holder’s ability to sell the new Euro notes.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the notes.

We have now, and after the exchange offer will continue to have, a significant amount of indebtedness. We incurred much of this indebtedness as a result of financing acquisitions and refinancing our previously outstanding debt. At September 30, 2017, we had approximately $3,123.6 million of total outstanding indebtedness, which included approximately $598.8 million of revolving loans under our Credit Agreement incurred primarily for seasonal working capital requirements and to pay a portion of the purchase price in connection with our acquisition of SDS. In addition, at September 30, 2017, after taking into account outstanding letters of credit of $18.2 million, we had $571.8 million and Cdn $15.0 million of revolving loans available to be borrowed under our Credit Agreement. We also have available to us under our Credit Agreement an uncommitted multicurrency incremental loan facility in an amount of up to an additional $1.25 billion (which amount may be increased as provided under our Credit Agreement), and we may incur additional indebtedness as permitted by our Credit Agreement and our other instruments governing our indebtedness.

A significant portion of our cash flow must be used to service our indebtedness and is therefore not available to be used in our business. In 2016, we repaid $67.4 million in principal and paid $65.5 million in interest on our indebtedness. Our ability to generate cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. In addition, a substantial portion of our indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact our results of operations. Based on the average outstanding amount of our variable rate indebtedness in 2016, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted our 2016 interest expense by an aggregate of approximately $9.5 million, after taking into account the average outstanding notional amount of our interest rate swap agreements during 2016.

Our indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions and capital expenditures, and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our leverage.

We are continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including indebtedness under our Credit Agreement, to finance any such acquisitions and to fund any resulting increased operating needs. If new debt is added to our current debt levels, the related risks we now face could increase. We will have to effect any new financing in compliance with the agreements governing our then existing indebtedness. In addition, none of the indentures governing the notes, the 5% Senior Notes or the 5 1⁄2% Senior Notes restricts our ability to incur additional indebtedness, including indebtedness that is effectively senior to or pari passu with the notes, the 5% Senior Notes or the 5 1⁄2% Senior Notes.

The notes will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including under our Credit Agreement, to the extent of the collateral securing such debt. In addition, none of the indentures governing the notes, the 5% Senior Notes or the 5 1⁄2% Senior Notes restricts our ability to incur additional debt, some of which may be secured debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of September 30, 2017, the total amount of secured debt that we had outstanding was $1,426.1 million and, after taking into account outstanding letters of credit of $18.2 million, we had $571.8 million and Cdn $15.0 million of revolving loans available to be borrowed under our Credit Agreement. We may also incur additional senior secured indebtedness, subject to limitations under the notes and those under our other debt, including the 5% Senior Notes and the 5 1⁄2% Senior Notes.

We are a holding company and our ability to meet our obligations under the notes largely depends upon the financial condition and indebtedness of our operating subsidiaries.

We are a holding company with no significant assets other than our investments in our subsidiaries. We conduct our operations principally through our wholly owned operating subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with any funds for our payment obligations, whether by dividend, distributions, loans or otherwise. Therefore, our ability to make interest and principal payments on the notes largely depends upon the future performance and the cash flow of our operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for our products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries and may also be limited by applicable law or agreements of such subsidiaries.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries which are not guaranteeing the notes.

Our subsidiaries will not initially guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur additional indebtedness and other liabilities.

As of September 30, 2017, our subsidiaries had approximately $1,504.2 million of total indebtedness and other liabilities, including guarantees of indebtedness under our Credit Agreement and trade payables and accrued expenses.

The terms of our Credit Agreement and the indentures governing the notes, the 5% Senior Notes and the 5 1⁄2% Senior Notes restrict the manner in which we conduct our business and may limit our ability to implement elements of our growth strategy.

Our Credit Agreement contains numerous covenants, including financial and operating covenants, some of which are quite restrictive. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates; and

•	engage in any business other than the packaging business and certain related businesses.

The indentures governing the notes, the 5% Senior Notes and the 5 1⁄2% Senior Notes contain certain covenants that also restrict our ability to create liens, issue guarantees, engage in sale and leaseback transactions and consolidate, merge or sell assets. These covenants could restrict us in the pursuit of our growth strategy.

Our ability to repurchase the notes upon a change of control may be limited.

We are required under the indenture governing the notes to make an offer to repurchase the notes upon a change of control that is accompanied by a ratings downgrade as described in the indenture governing the notes. The holders of the 5% Senior Notes and the 5 1⁄2% Senior Notes have similar rights upon a change of control (irrespective of a change in ratings) as described in the indentures governing such notes, which would increase the amount of indebtedness we would be required to offer to repurchase following a change of control that is accompanied by a ratings downgrade. Any change of control also would constitute a default under our Credit Agreement. Therefore, upon the occurrence of a change of control, the lenders under our Credit Agreement would have the right to accelerate their loans, and if so accelerated, we would be required to pay all of our outstanding obligations under our Credit Agreement. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms that are unfavorable to us.

A court may void the issuance of the notes in circumstances of a fraudulent transfer under U.S. federal or state fraudulent transfer laws.

If a court determines the issuance of the notes constituted a fraudulent transfer, the holders of the notes may not receive payment on the notes.

Under U.S. federal bankruptcy and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time the notes were issued we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes, and either (i) we were insolvent or were rendered insolvent by reason of the issuance of the notes; (ii) we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or (iii) we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature;

then a court could:

•	avoid all or a portion of our obligations to the holders of the notes;

•	subordinate our obligations to the holders of the notes to other existing and future debt of ours, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on the notes; or

•	take other action harmful to the holders of the notes, including in certain circumstances, invalidating the notes.

In any of these events, we could not assure you that the holders of the notes would ever receive payment on the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we may be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the issuance of the notes constituted fraudulent transfers on another ground.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the Dollar notes and the common depositary for Euroclear and Clearstream will be the sole holder of the Euro notes.

Payments of amounts owing in respect of the global notes (including principal, premium, interest, special interest and additional amounts, if any) will be made by us to the applicable paying agent. Such paying agent will, in turn, make such payments to DTC or its nominee (in respect of the Dollar notes) and to the common depositary for Euroclear and Clearstream (in respect of the Euro notes), which will distribute such payments to participants in accordance with their respective procedures.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays on your notes because the paying agent will be sending payments on the notes to DTC, Euroclear and Clearstream instead of directly to you;

•	make it difficult for you to pledge your notes if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell your notes because some investors may be unwilling to buy notes that are not in physical form.

A decline in our credit ratings or changes in the financial and credit markets may adversely affect the market prices of the notes.

The future market prices of the notes will be affected by a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The financial and credit markets have experienced substantial disruptions in the past. Additionally, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the prices of the notes.

Additionally, the credit ratings assigned to us and the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the credit rating is issued. An explanation of the significance of such credit rating may be obtained from such rating agency. Credit rating agencies continually revise their credit ratings for companies that they follow, including us. There can be no assurance that the credit ratings on us or the notes will remain in effect for any given period of time or that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s credit rating should be evaluated independently of any other agency’s credit rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, may affect the market value of the notes and increase our corporate borrowing costs.

Our principal stockholders have substantial influence over us and their exercise of that influence could be adverse to your interests.

As of September 30, 2017, R. Philip Silver and D. Greg Horrigan, our Non-Executive Co-Chairmen of the Board, beneficially owned approximately 32 percent of our outstanding common stock and have significant influence over us. Certain decisions concerning our operations or financial structure may present conflicts of interest between the owners of our common stock and the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the owners of our common stock may conflict with those of the holders of the notes. In addition, owners of our common stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

An investment in the Euro notes by a holder whose home currency is not the Euro entails significant risks.

The Euro notes will be denominated and payable in Euros. If you measure your investment returns by reference to a currency other than the Euro, an investment in the Euro notes will entail significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency (or other currency by reference to which such holder measures investment returns) and Euros and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the Euro and certain currencies have been highly volatile, and such volatility may occur in the future. In addition, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Euro notes. Depreciation of the Euro against the holder’s home currency would result in a decrease in the effective yield of the Euro notes below the coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a beneficial owner of Euro notes subject to U.S. federal income tax, see “Certain U.S. Federal Tax Considerations” for a description of certain U.S. federal income tax consequences related to the Euro notes being denominated in Euros.

Holders of the Euro notes will receive payments solely in Euros.

All payments of interest on and the principal of the Euro notes and any redemption price for such notes will be made in Euros, subject to certain limited exceptions. We, the trustee and the paying agent with respect to the Euro notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in Euros made with respect to such notes into U.S. dollars or any other currency.

The Euro notes permit us to make payments in dollars if we are unable to obtain Euros.

If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro notes will be made in U.S. dollars until the Euro is again available to us or so used. In such circumstances, the amount payable on any date in Euros will be converted into U.S. dollars at the rate published by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the Euro. This exchange rate may be materially less favorable than the rate in effect at the time the Euro notes were issued or as would be determined by applicable law. Any payment in respect of the Euro notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the Euro notes and you may lose a significant amount of your investment in such notes.

In a lawsuit for payment on the Euro notes, an investor may bear currency exchange risk.

The indenture and the Euro notes will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Euro notes would be required to render the judgment in Euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Euro notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Euro notes would apply New York state law. In courts outside of New York state, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Euro notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of Euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of, with respect to the Dollar notes, $2,000 and integral multiples of $1,000 in excess thereof and, with respect to the Euro notes, €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the applicable clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have an authorized denomination in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Holder of the Euro notes may not be able to effect service of process or enforce judgments obtained against us outside of the United States.

We are organized under the laws of the United States. A substantial portion of the our assets are located in the United States and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against us outside the United States.

The Euro notes may be subject to withholding taxes in circumstances where we are not obliged to make gross-up payments and this would result in holders of Euro notes receiving less interest than expected and could significantly adversely affect their return on the Euro notes.

Pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, or the Code, and the Treasury Regulations promulgated thereunder (the provisions commonly known as “FATCA”), U.S. withholding tax of 30% may be imposed on payments made under certain debt instruments to foreign entities (including an entity acting as an intermediary) identified under the FATCA rules. This tax may apply to payments of interest, whenever paid, as well as payments made upon the maturity, sale, exchange, retirement, redemption, or other taxable disposition of certain debt instruments after December 31, 2018, unless the foreign entity complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. If FATCA withholding is imposed, additional amounts would not be payable in respect thereof and, as a result, payments made to holders hereunder would be reduced by the amount of such withholding. Prospective holders of Euro notes are advised to seek their own professional advice in relation to the consequences of the FATCA associated with purchasing, holding and disposing of the Euro notes.

Risks Relating to Our Business and Our Industry

Global economic conditions, disruptions in the credit markets and the instability of the Euro could adversely affect our business, financial condition or results of operations.

In the recent past, the global financial markets have experienced substantial disruption, including, among other things, volatility in securities prices, diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Additionally, the global economy experienced a recession, and economic weakness has generally continued in European markets and, more recently, has arisen in China. If such economic conditions, disruption of global financial markets and tightening of credit in the financial markets were to occur again, then, among other risks we face, our business, financial condition, results of operations and ability to obtain additional financing in the future, including on terms satisfactory to us, could be adversely affected.

Economic conditions and disruptions in the credit markets could also harm the liquidity or financial position of our customers or suppliers, which could in turn cause such parties to fail to meet their contractual or other obligations to us or reduce our customers’ purchases from us, any of which could negatively affect our business, financial condition or results of operations. Additionally, under such circumstances, the creditworthiness of the counterparties to our interest rate and commodity pricing transactions could deteriorate, thereby increasing the risk that such counterparties fail to meet their contractual obligations to us.

Additionally, there has been concern regarding the overall stability of the Euro and the future of the Euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. Potential negative developments (such as a Eurozone country in which we operate replacing the Euro with its own currency) and market perceptions related to the Euro could adversely affect the value of our Euro-denominated assets, reduce the amount of our translated amounts of U.S. dollar revenue and income from operations, negatively impact our indebtedness in any such Eurozone country (including our ability to refinance such indebtedness) and otherwise negatively affect our business, financial condition or results of operations.

We face competition from many companies and we may lose sales or experience lower margins on sales as a result of such competition.

The manufacture and sale of metal and plastic containers and closures is highly competitive. We compete with other manufacturers of metal and plastic containers and closures and manufacturers of alternative packaging products, as well as packaged goods companies who manufacture containers and closures for their own use and for sale to others. We compete primarily on the basis of price, quality and service. To the extent that any of our competitors is able to offer better prices, quality and/or services, we could lose customers and our sales and margins may decline.

In 2016, approximately 90 percent of our metal container sales and a majority of our closures and plastic container sales were pursuant to multi-year supply arrangements. In general, many of these arrangements provide that during the term the customer may receive competitive proposals for all or up to a portion of the products we furnish to the customer. We have the right to retain the business subject to the terms and conditions of the competitive proposal. If we match a competitive proposal, it may result in reduced sales prices for the products that are the subject of the proposal. If we choose not to match a competitive proposal, we may lose the sales that were the subject of the proposal.

In addition, the loss of any major customer, a significant reduction in the purchasing levels of any major customer or a significant adverse change in the terms of our supply agreement with any major customer could adversely affect our results of operations.

Demand for our products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

We manufacture and sell metal and plastic rigid packaging for consumer goods products. Many of our products are used to package food and beverages, and therefore they come into direct contact with these products. Accordingly, such products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications relating to the inclusion of bisphenol A in the coatings and compounds that we use, possibly resulting in the incurrence by us of additional costs. Additionally, because our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

Our financial results could be adversely affected if we are not able to obtain sufficient quantities of raw materials or maintain our ability to pass raw material price increases through to our customers.

We purchase steel, aluminum, plastic resins and other raw materials from various suppliers. Sufficient quantities of these raw materials may not be available in the future, whether due to reductions in capacity because of, among other things, significant consolidation of suppliers, increased demand in excess of available supply, unforeseen events such as significant hurricanes or other reasons. In addition, such materials are subject to price fluctuations due to a number of factors, including increases in demand for the same raw materials, the availability of other substitute materials and general economic conditions that are beyond our control.

Over the last few years, there has been significant consolidation of suppliers of steel. Additionally, tariffs and court cases in the United States have negatively impacted the ability and desire of certain foreign steel suppliers to competitively supply steel in the United States. Our metal container and metal closures supply agreements with our customers provide for the pass through of changes in our metal costs. For our customers without long-term agreements, we also generally increase prices to pass through increases in our metal costs.

Our resin requirements are acquired through multi-year arrangements for specific quantities of resins with several major suppliers of resins. The prices that we pay for resins are not fixed and are subject to market pricing, which has fluctuated significantly in the past few years. Our plastic container and plastic closures supply agreements with our customers provide for the pass through of changes in resin prices, subject in many cases to a lag in the timing of such pass through. For customers without long-term agreements, we also generally pass through changes in resin prices.

Although no assurances can be given, we expect to be able to purchase sufficient quantities of raw materials to timely meet all of our customers’ requirements in 2017. Additionally, although no assurances can be given, we generally have been able to pass raw material price increases through to our customers. The loss of our ability to pass those price increases through to our customers or the inability of our suppliers to meet our raw material requirements, however, could have a materially adverse impact on our business, financial condition or results of operations.

A substantially lower than normal crop yield may reduce demand for our metal containers and closures for food products.

Our metal container business’ sales and income from operations are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States and, to a lesser extent, in a variety of national growing regions in Europe. Our closures business is also dependent, in part, upon the vegetable and fruit harvests. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in applicable regions, and our results of operations could be impacted accordingly. Our sales, income from operations and net income could be materially adversely affected in a year in which crop yields are substantially lower than normal.

The seasonality of the fruit and vegetable packing industry causes us to incur short-term debt.

We sell metal containers and closures used to package fruits and vegetables, which is a seasonal process. As a result, we have historically generated a disproportionate amount of our annual income from operations in our third quarter. Additionally, as is common in the packaging industry, we must access working capital to build inventory ahead of the fruit and vegetable packing process. We also provide extended payment terms to some of our customers due to the seasonality of the fruit and vegetable packing process and, accordingly, carry accounts receivable for some customers beyond the end of the packing season. Due to our seasonal requirements, we may incur short-term indebtedness to finance our working capital requirements.

The cost of producing our products may be adversely affected by increases to the price of energy.

The cost of producing our products is sensitive to our energy costs, such as natural gas and electricity. We have, from time to time, entered into contracts to hedge a portion of our natural gas costs. Energy prices, in particular oil and natural gas prices, have been volatile in recent years, with a corresponding effect on our production costs.

We may not be able to pursue our growth strategy by acquisition.

Historically, we have grown predominantly through acquisitions. Our future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. We may not be able to locate or acquire other suitable acquisition candidates consistent with our strategy, and we may not be able to fund future acquisitions because of limitations under our indebtedness or otherwise, including due to the limited availability of funds if the financial markets are impaired.

Future acquisitions may create risks and uncertainties that could adversely affect our operating results and divert our management’s attention.

In pursuing our strategy of growth through acquisitions, we will face risks commonly encountered with an acquisition strategy. These risks include:

•	failing to identify material problems and liabilities in our due diligence review of acquisition targets;

•	failing to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses;

•	failing to assimilate the operations and personnel of the acquired businesses;

•	difficulties in identifying or retaining employees for the acquired businesses;

•	disrupting our ongoing business;

•	diluting our limited management resources;

•	operating in new geographic regions; and

•	impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management.

Through our experience integrating our acquisitions, we have learned that, depending upon the size of the acquisition, it can take us up to two to three years to completely integrate an acquired business into our operations and systems and realize the full benefit of the integration. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition due to costs, delays or other challenges that arise when integrating the acquired business. In addition, we may not be able to achieve potential synergies or maintain the levels of revenue, earnings or operating efficiency that each business had achieved or might achieve separately. Moreover, indebtedness incurred to fund acquisitions could adversely affect our liquidity and financial stability.

We may be unable to achieve, or may be delayed in achieving, adequate returns from our efforts to optimize our operations, which could adversely affect our results of operations and financial condition.

We continually strive to improve our operating performance and further enhance our franchise positions in our businesses through the investment of capital for productivity improvements, manufacturing efficiencies, manufacturing cost reductions and the rationalization of our manufacturing facilities footprints. Our operations include complex manufacturing systems as well as intricate scheduling and numerous geographic and logistical complexities associated with our facilities and our customers’ facilities. Accordingly, our efforts to achieve productivity improvements, manufacturing efficiencies and manufacturing cost reductions and to rationalize our manufacturing facilities footprints are subject to a number of risks and uncertainties that could impact our ability to achieve adequate returns from our efforts as planned. These risks and uncertainties include, among others, completing any such efforts on time and as planned and retaining customers impacted thereby.

If we are unable to retain key management, we may be adversely affected.

We believe that our future success depends, in large part, on our experienced management team. Losing the services of key members of our current management team could make it difficult for us to manage our business and meet our objectives.

Prolonged work stoppages at our facilities with unionized labor could jeopardize our financial condition.

As of September 30, 2017, we employed approximately 9,900 hourly employees on a full-time basis. Approximately 35 percent of our hourly plant employees in the United States and Canada as of that date were represented by a variety of unions, and most of our hourly employees in Europe, Asia, South America and Central America were represented by a variety of unions or other labor organizations. Our labor contracts expire at various times between 2017 and 2021. We cannot assure you that, upon expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms no less favorable to us than current agreements. Disputes with the unions representing our employees could result in strikes or other labor protests that could disrupt our operations and divert the attention of management from operating our business. If we were to experience a strike or work stoppage, it could be difficult for us to find a sufficient number of people with the necessary skills to replace those employees. Prolonged work stoppages at our facilities could have a material adverse effect on our business, financial condition or results of operations.

We are subject to costs and liabilities related to environmental and health and safety laws and regulations and risks related to legal proceedings.

We continually review our compliance with environmental and other laws, such as the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of our plants in the United States and environmental protection, health and safety laws and regulations abroad. We may incur liabilities for noncompliance, or substantial expenditures to achieve compliance, with environmental and other laws or changes thereto in the future or as a result of the application of additional laws and regulations to our business, including those limiting greenhouse gas emissions and those requiring compliance with the European Commission’s registration, evaluation and authorization of chemicals (REACH) procedures. In addition, stricter regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on us, and we may become obligated in the future to incur costs associated with the investigation and/or remediation of contamination at our facilities or other locations. Additionally, many of our products come into contact with the food and beverages that they package, and therefore we may be subject to risks and liabilities related to health and safety matters in connection with our products. Changes in or additional health and safety laws and regulations in connection with our products may also impose new requirements and costs on us. Such requirements, liabilities and costs could have a material adverse effect on our capital expenditures, results of operations, financial condition or competitive position.

We are involved in various legal proceedings, contract disputes and claims arising in the ordinary course of our business. Additionally, a competition authority in Germany commenced an antitrust investigation in 2015 involving the industry association for metal packaging in Germany and its members, including our metal container and closures subsidiaries in Germany. Although we are not able to predict the outcome of such proceedings, investigations, disputes and claims, any payments in respect thereof, including pursuant to any settlements, will reduce our available cash flows and could adversely impact our results of operations.

Our non-U.S. operations are subject to various risks that may adversely affect our financial results.

Our international operations generated approximately $707.8 million, or approximately 20 percent, of our consolidated net sales in 2016. As of September 30, 2017, we have a total of 44 manufacturing facilities in a total of 20 countries outside of the United States, including Canada and countries located in Europe, Asia, South America and Central America, serving customers in approximately 90 countries worldwide. These manufacturing facilities include nine facilities that were acquired as a result of the acquisition of SDS. Our business strategy may include continued expansion of international activities. Accordingly, the risks associated with operating in foreign countries, including countries located in Europe, Asia, South America and Central America, may have a negative impact on our liquidity and net income. For example, the current economic uncertainty in Europe and China and the geopolitical disruptions in the Ukraine, Russia and the Middle East and related adverse economic conditions may have an adverse effect on our results of operations and financial condition. Additionally, we shut down our closures manufacturing facility in Venezuela in the fourth quarter of 2014 because our operations in Venezuela were unable to import raw materials on a regular basis due to the ongoing unstable political environment and an increasingly restrictive monetary policy, and in 2016 we ceased operations at our metal container manufacturing facility in the Ukraine because of the geopolitical environment. Risks associated with operating in foreign countries include, but are not limited to:

•	political, social and economic instability;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	war, civil disturbance or acts of terrorism;

•	compliance with and changes in applicable foreign laws;

•	loss or non-renewal of treaties or similar agreements with foreign tax authorities;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	high social benefits for labor;

•	national and regional labor strikes;

•	imposition of limitations on conversions of foreign currencies into U.S. dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	difficulties in expatriating cash generated or held by non-U.S. subsidiaries in a tax efficient manner;

•	uncertainties arising from local business practices and cultural considerations;

•	changes in tax laws, or the interpretation thereof, affecting foreign tax credits or tax deductions relating to our non-U.S. earnings or operations;

•	hyperinflation, currency devaluation or defaults in certain foreign countries;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	non-tariff barriers and higher duty rates;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	application of the Foreign Corrupt Practices Act and similar laws;

•	increased costs in maintaining international manufacturing and marketing efforts; and

•	taking of property by nationalization or expropriation without fair compensation.

We are subject to the effects of fluctuations in foreign currency exchange rates.

Our reporting currency is the U.S. dollar. As a result of our non-U.S. operations, a portion of our consolidated net sales, and some of our costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. As a result, we must translate local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period for the preparation of our consolidated financial statements. Consequently, changes in exchange rates may unpredictably and adversely affect our consolidated operating results. For example, during times of a strengthening U.S. dollar, our reported non-U.S. revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of our expenses denominated in non-U.S. currencies. Although we may use currency exchange rate protection agreements from time to time to reduce our exposure to currency exchange rate fluctuations in some cases, these hedges may not eliminate or reduce the effect of currency fluctuations.

If the investments in our pension benefit plans do not perform as expected, we may have to contribute additional amounts to these plans, which would otherwise be available to cover operating and other expenses.

We maintain noncontributory, defined benefit pension plans covering a substantial number of our employees, which we fund based on certain actuarial assumptions. The plans’ assets consist primarily of common stocks and fixed income securities. If the investments of the plans do not perform at expected levels, then we will have to contribute additional funds to ensure that the plans will be able to pay out benefits as scheduled. Such an increase in funding could result in a decrease in our available cash flow.

We participate in multiemployer pension plans under which, in the event of certain circumstances, we could incur additional liabilities which may be material and may negatively affect our financial results.

We participate in four multiemployer pension plans which provide defined benefits to certain of our union employees. Because of the nature of multiemployer pension plans, there are risks associated with participating in such plans that differ from single-employer pension plans. Amounts contributed by an employer to a multiemployer pension plan are not segregated into a separate account and are not restricted to provide benefits only to employees of that contributing employer. In the event that another participating employer to a multiemployer pension plan in which we participate no longer contributes to such plan, the unfunded obligations of such plan may be borne by the remaining participating employers, including us. In such event, our required contributions to such plan could increase, which could negatively affect our financial condition and results of operations. In the event that we withdraw from participation in a multiemployer pension plan in which we participate or otherwise cease to make contributions to such a plan or in the event of the termination of such a plan, we potentially could be required under applicable law to make additional contributions to such plan in respect of the unfunded accrued benefits of such plan, which unfunded accrued benefits could be significant. Such additional contributions could be material and could negatively affect our financial condition and results of operations. As further discussed in Note 11 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus, two of the multiemployer pension plans in which we participate have a funded status of less than 65 percent.

If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

As a result of our acquisitions, we have $1,160.5 million of goodwill and $32.1 million of indefinite-lived trade names recorded on our consolidated balance sheet at September 30, 2017. We are required to periodically determine if our goodwill and trade names have become impaired, in which case we would write-down the impaired portion. If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

Increased information technology security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions and services.

Increased global security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. While we attempt to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems and maintenance of backup and protective systems, our systems, networks, products, solutions and services remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On February 13, 2017, we sold $300 million aggregate principal amount of the old Dollar notes and €650 million aggregate principal amount of the old Euro notes in a private offering to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch International, as representatives of the initial purchasers, pursuant to the terms of a purchase agreement. The initial purchasers subsequently resold the old notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into a registration rights agreement which requires that we, among other things:

•	file with the SEC a registration statement under the Securities Act covering the offer by us to exchange all of the old notes for the new notes;

•	use our best efforts to cause such registration statement to become effective under the Securities Act and commence the exchange offer promptly thereafter;

•	use our best efforts to consummate the exchange offer on or prior to a date that is promptly after the date such registration statement is declared effective by the SEC; and

•	keep the exchange offer open for at least 20 business days.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement.

Upon the effectiveness of the registration statement, we will offer the new notes in exchange for the old notes. The exchange offer will remain open for not less than 30 days (and in any event at least 20 business days) after the date we mail notice of the exchange offer to holders. For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the tendered old note. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed assignment from the registered holder.

In addition, there are circumstances under which we are required under the registration rights agreement to file a shelf registration statement with respect to the resale of the old notes. The registration rights agreement provides that if by February 8, 2018, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the old notes will be increased by 0.25% per annum until the exchange offer is consummated or the shelf registration is declared effective.

Resale of New Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based upon existing interpretations by the staff of the SEC contained in no-action letters issued to third parties, and subject to the immediately following sentence, we believe that you may exchange old notes for new notes in the ordinary course of business and that you will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the new notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of us within the meaning of Rule 144 under the Securities Act.

In addition, if:

•	you are a broker-dealer tendering old notes purchased directly from us for your own account; or

•	you acquire new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. In exchange for the old notes, we will issue new notes in a principal amount equal to the principal amount of the outstanding old notes surrendered pursuant to the exchange offer. You may tender old Dollar notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and old Euro notes only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The form and terms of the new Dollar notes are substantially identical to the form and terms of the old Dollar notes and the form and terms of the new Euro notes are substantially identical to the form and terms of the old Euro notes except, in each case, that:

•	we have registered the new notes under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

•	holders of the new notes will not be entitled to any of the rights of holders of old notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer, except as specified under “—Termination of Certain Rights” below.

The new notes will evidence the same debt as the old notes and will be issued under the same indenture, so the old notes not exchanged in the exchange offer and the new notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $300 million aggregate principal amount of old Dollar notes are outstanding and €650 million aggregate principal amount of the old Euro notes are outstanding. Only registered holders of the old notes, or their legal representative or attorney-in-fact, as reflected on the records of the applicable registrar for the old notes, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered old notes when, as and if we shall have given oral or written notice thereof to the applicable exchange agent. The applicable exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. Old notes that are not tendered for exchange under the exchange offer will remain outstanding and you will be entitled to the rights and benefits you have as holders under the indenture.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on             , 2017 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agents of any extension by oral or written notice and the exchange agents will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to extend the exchange offer;

•	to delay accepting any old notes due to an extension of the exchange offer;

•	if any of the conditions listed below under “—Conditions” shall not have been satisfied, to refuse to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.

We will follow any such delay in acceptances, extension, termination or amendment as promptly as practicable with oral or written notice thereof to the exchange agents and the registered holders. If we determine to amend the exchange offer in a manner constituting a material change, we will promptly disclose such amendment in a prospectus supplement that we will distribute to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on New Notes

The new notes will accrue interest from September 15, 2017. Such interest will be payable semiannually in cash on March 15 and September 15 of each year. If your old notes are accepted for exchange, you will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering

You may tender old notes in the exchange offer only if you are a registered holder of old notes and in accordance with the procedures described below.

Old Dollar Notes Held Through the Facilities of DTC

To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures guaranteed if required by such letter of transmittal; and

•	mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the applicable exchange agent prior to the expiration date.

In addition, either:

•	the applicable exchange agent must receive certificates for the old notes along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•	the applicable exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Alternatively, the exchange agent for the old Dollar notes and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program, or ATOP, to tender old notes in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the applicable exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the applicable exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering old notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letters of transmittal; and

•	we may enforce such agreement against such participant.

The exchange agent for the old Dollar notes will make a request to establish an account with respect to the old Dollar notes at DTC’s book-entry transfer facility for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old Dollar notes by causing DTC to transfer the old Dollar notes into the applicable exchange agent’s account at DTC in accordance with ATOP. Although delivery of old Dollar notes may be effected through book-entry transfer at DTC, you must transmit and the applicable exchange agent must receive, the letter of transmittal or facsimile of the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents at the address below under “—Exchange Agents” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct them to tender such old notes on your behalf. If you wish to tender your old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed note power signed by the registered holder as their name appears on the old notes.

If the letter of transmittal or any old notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Old Euro Notes Held Through the Facilities of Euroclear or Clearstream

A holder of old notes held through the facilities of Euroclear or Clearstream wishing to participate in the exchange offer should submit, or arrange to have submitted on its behalf, an electronic exchange instruction, or an Electronic Consent Instruction, through the relevant clearing system in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by the exchange agent for the Euro notes. By submitting an Electronic Consent Instruction, holders of old Euro notes will be deemed to have agreed to the terms of the letter of transmittal.

Only direct participants in Euroclear or Clearstream may submit Electronic Consent Instructions through Euroclear and Clearstream. A holder of old Euro notes that is not a direct participant in Euroclear or Clearstream must arrange for the direct participant through which it holds the old Euro notes to submit an Electronic Consent Instruction on the holder’s behalf to the relevant clearing system prior to the deadline specified by the relevant clearing system. A beneficial owner of old Euro notes that is not a direct participant in Euroclear or Clearstream must contact its custodian bank, depositary, broker, trust company or other nominee to arrange for the direct participant in Euroclear or Clearstream, as the case may be, through which it holds old Euro notes to submit a valid Electronic Consent Instruction to the relevant clearing system prior to the expiration date of the exchange offer. Tenders of old Euro notes will be accepted only in minimum denominations of €100,000 and integral multiples of €1,000 excess thereof. Tenders of some but not all of a holder’s old Euro Notes are permitted but will only be accepted if they do not result in a residual holding of less than €100,000 aggregate principal amount of old Euro notes.

The “Electronic Consent Instruction” means an instruction to Euroclear or Clearstream, as applicable, that includes:

(i) irrevocable instructions:

(a)	to block any attempt to transfer such participant’s tendered old notes on or prior to the settlement date; and

(b)	to debit such participant’s account on the settlement date in respect of all of the old Euro notes that such participant has tendered or, in respect of such lesser portion of such old Euro notes as are accepted pursuant to the exchange offer, upon receipt of an instruction from the exchange agent;

subject, in each case, to the automatic withdrawal of the instructions in the event that the exchange offer is terminated prior to the expiration date, as notified to Euroclear or Clearstream by the exchange agent;

(ii) authorization to disclose the identity of the direct participant and information about the foregoing instructions; and

(iii) express acknowledgement that such participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce that agreement against such participant.

Tenders of old Euro notes, including Electronic Consent Instructions, must be delivered to and received by the applicable clearing system in accordance with their procedures and the deadlines established by them, which must in any event be at or prior to the expiration date. Holders of old Euro notes are responsible for informing themselves of those deadlines and for arranging the due and timely delivery of electronic acceptance instructions to the applicable clearing system.

Terms and Conditions Contained in the Letter of Transmittal

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the applicable exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the applicable exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us or anyone other than the exchange agents. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of old notes within such time as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that remain outstanding after the expiration date, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right, as described below under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

If you wish to tender old notes in exchange for new notes in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any new notes in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such new notes; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new notes.

In addition, in connection with the resale of new notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw any tendered old notes or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged old notes without expense to you promptly after the expiration date. In the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at DTC or by Electronic Consent Instruction pursuant to the book-entry transfer procedures described above, we will credit the old notes to an account maintained with the applicable depositary promptly after the expiration date.

Guaranteed Delivery Procedures for Old Dollar Notes

If you wish to tender your old Dollar notes and (1) your old Dollar notes are not immediately available, or (2) you cannot deliver your old Dollar notes, the letter of transmittal or any other required documents to the applicable exchange agent before the expiration date or (3) you cannot comply with the book-entry transfer procedures on a timely basis, you may effect a tender if:

(a) the tender is made by or through an eligible guarantor institution;

(b) before the expiration date, the applicable exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery), or a properly transmitted agent’s message and notice of guaranteed delivery, substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the old Dollar notes (if you hold physical certificates representing the old Dollar notes) and the principal amount of old Dollar notes tendered;

•	states that the tender is being made by that notice of guaranteed delivery; and

•	guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old Dollar notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c) the exchange agent receives within three New York Stock Exchange trading days after the expiration date either the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old Dollar notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and other documents required by the letter of transmittal.

Upon request to the applicable exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old Dollar notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the applicable exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers, if applicable; and

•	be signed by you in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees.

In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and shall be final and binding on all parties. We will not deem any old notes properly withdrawn to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect to those old notes unless you validly retender the withdrawn old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if at any time prior to the expiration date either of the following events occurs:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC; or

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

If we determine in our sole discretion that any of these conditions occurred, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw the old notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire prior to or during such five to ten business day period.

These conditions are for our sole benefit and if we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Termination of Certain Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify you and certain parties related to you against certain liabilities including liabilities under the Securities Act; and

•	provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such old notes pursuant to Rule 144A.

Exchange Agents

U.S. Bank National Association has been appointed exchange agent for the exchange offer in respect of the old Dollar notes. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery with respect to the old Dollar notes should be addressed to such exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

U.S. Bank National Association

Attention: Specialized Finance

111 Fillmore Avenue

St. Paul, Minnesota 55107-1402

Reference: Silgan Holdings Inc.

By Telephone: (800) 934-6802

By Facsimile: (651) 466-7367

By Email: cts.specfinance@usbank.com

Elavon Financial Services DAC, UK Branch, has been appointed exchange agent for the exchange offer in respect of the old Euro notes. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal should be addressed to such exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

Elavon Financial Services DAC, UK Branch

Attention: MBS Relationship Management

125 Old Broad Street

London

EC2N 1AR

United Kingdom

By Telephone: +44 (0)207 330 2000

By Facsimile: +44 (0)207 365 2577

By Email: mbs.relationship.management@usbank.com

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; additional principal solicitations may be made by telecopier, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers-dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, which include registration fees, fees and expenses of the exchange agents, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. The amount of any transfer taxes will be payable by you if:

•	certificates representing new notes, or old notes not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer.

If you do not submit satisfactory evidence of payment of the transfer taxes or exemption therefrom with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those old notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As such, the issuance of the new notes in exchange for old notes will not result in any increase in our indebtedness.

The net proceeds from the sale of the old Dollar notes were approximately $296.2 million and the net proceeds from the sale of the old Euro notes were approximately €643.2 million, in each case after deducting the initial purchasers’ discount and estimated offering expenses. We used the net proceeds from the sale of the old Dollar notes to prepay a portion of the outstanding U.S. dollar term loans and to repay a portion of the outstanding revolving loans under our 2014 Credit Facility. We used the net proceeds from the sale of the old Euro notes to prepay all of the outstanding Euro term loans under our 2014 Credit Facility, to repay the remaining outstanding revolving loans under our 2014 Credit Facility, to repay certain other foreign bank revolving and term loans of certain of our non-U.S. subsidiaries and to redeem a portion of the 5% Senior Notes and pay the applicable redemption premium therefor.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2017.

The completion of the exchange offer will not change the amount of debt outstanding or otherwise affect our capitalization. You should read this table in conjunction our unaudited condensed consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference into this prospectus.

At September 30, 2017
(in millions of U.S. dollars except share data)
Bank debt:
Bank revolving loans	$598.8
U.S. term loans	800.0
Canadian term loans	27.3
Other foreign bank revolving and term loans	49.6

Total bank debt	1,475.7
Old Notes	1,067.9 (1)
5 1⁄2% Senior Notes	300.0
5% Senior Notes	280.0

Total debt—principal	3,123.6
Less unamortized debt issuance costs	17.4

Total debt	3,106.2
Less current portion	640.4

2,465.8
Stockholders’ equity:
Common stock, $0.01 par value; 200,000,000 shares authorized, 175,112,496 shares issued and 110,372,916 shares outstanding	1.7
Paid-in capital	258.7
Retained earnings	1,651.8
Accumulated other comprehensive loss	(170.3)
Treasury stock at cost (64,739,580 shares)	(1,118.8)

Total stockholders’ equity	623.1

Total capitalization	$3,088.9

(1)	The aggregate principal amount of the Euro notes have been translated at the exchange rate of €1.00:$1.1814, as reported by Bloomberg on September 30, 2017, which is the same exchange rate that we used for translation purposes with respect to our Balance Sheet at September 30, 2017.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

The Credit Facility. On March 24, 2017, we completed an amendment and restatement of our 2014 Credit Facility and entered into our Credit Agreement, which extends the maturity dates of our 2014 Credit Facility, provides additional borrowing capacity for us and provides us with greater flexibility with regard to our strategic initiatives. Under our Credit Agreement, we borrowed term loans and have available to us revolving loans. Our Credit Agreement provides us with revolving loans, consisting of a multicurrency revolving loan facility of approximately $1.19 billion and a Canadian revolving loan facility of Cdn $15.0 million. Additionally, our Credit Agreement provides us with term loans, consisting of (i) U.S. $800 million of term loans designated U.S. A term loans, which we borrowed to fund a portion of the purchase price paid in connection with our acquisition of SDS, and (ii) Cdn $45.5 million of term loans designated Canadian A term loans. At September 30, 2017, after taking into account outstanding letters of credit of $18.2 million, we had $571.8 million and Cdn $15.0 million of revolving loans available to us under our Credit Agreement for working capital and general corporate purposes, including acquisitions, dividends, stock repurchases and refinancing of other debt. Pursuant to our Credit Agreement, we also have a $1.25 billion multicurrency uncommitted incremental loan facility (which amount may be increased as provided in our Credit Agreement), of which all of it may be borrowed in the form of term loans or up to $625.0 million of it may be borrowed in the form of revolving loans. The uncommitted multicurrency incremental loan facility provides, among other things, that any incremental term loan borrowing shall be denominated in a single currency, either U.S. dollars or certain foreign currencies; have a maturity date no earlier than the maturity date for the term loans; and be used for working capital and general corporate purposes, including to finance acquisitions, to refinance any indebtedness assumed as part of such acquisitions, to pay dividends, to repurchase common stock, to refinance or repurchase debt as permitted and to repay outstanding revolving loans.

Security and Guarantees. The indebtedness under our Credit Agreement is guaranteed by Silgan and its U.S., Canadian and Dutch subsidiaries. The equity of our U.S., Canadian and Dutch subsidiaries has been pledged as security to the lenders under our Credit Agreement.

Payment of Loans. Revolving loans may be borrowed, repaid and reborrowed until their final maturity on March 24, 2022. The term loans mature on March 24, 2023, and principal on the term loans is required to be repaid in scheduled annual installments as provided in our Credit Agreement beginning in December 2018. Our Credit Agreement requires us to prepay the term loans with proceeds received in excess of certain amounts from certain asset sales. The mandatory repayment provisions under our Credit Agreement are less restrictive in the aggregate than under our 2014 Credit Facility. Generally, mandatory repayments of term loans are allocated pro rata to each of the term loans and applied first to the scheduled amortization payments in the year of such mandatory repayment and the next succeeding year (or, if no such payment is due in such year, to the payment due in the immediately succeeding year or the next succeeding year) and, to the extent in excess thereof, pro rata to the remaining installments of the term loans. Voluntary prepayments of term loans may be applied to any tranche of term loans at our discretion and are applied to the scheduled amortization payments in direct order of maturity. Amounts repaid under the term loans may not be reborrowed.

Interest and Fees. Under our Credit Agreement, the interest rate for U.S. term loans will be either the Eurodollar Rate or the base rate under our Credit Agreement plus a margin, the interest rate for Canadian term loans will be either the CDOR Rate or the Canadian prime rate under our Credit Agreement plus a margin and the interest rate for Euro term loans will be the Euro Rate under our Credit Agreement plus a margin. Amounts outstanding under the revolving loan facilities incur interest at the same rates as the U.S. term loans in the case of U.S. dollar denominated revolving loans and as the Canadian term loans in the case of Canadian dollar denominated revolving loans. Euro and Pounds Sterling denominated revolving loans would incur interest at the applicable Euro Rate plus the applicable margin. At September 30, 2017, the margin for term loans and revolving loans maintained as Eurodollar Rate, CDOR Rate or Euro Rate loans was 2.00 percent and the margin for term loans and revolving loans maintained as base rate or Canadian prime rate loans was 1.00 percent. In accordance with our Credit Agreement, the interest rate margin on all loans will be reset quarterly based upon our Total Net Leverage Ratio as provided in our Credit Agreement. As of September 30, 2017, the interest rates on U.S. term loans and Canadian term loans were 3.33 percent and 3.42 percent, respectively.

Our Credit Agreement provides for the payment of a commitment fee ranging from 0.20 percent to 0.35 percent per annum on the daily average unused portion of commitments available under the revolving loan facilities (0.35 percent at September 30, 2017). The commitment fee is reset quarterly based on our Total Leverage Ratio as provided in our Credit Agreement.

Certain Covenants. Our Credit Agreement contains certain financial and operating covenants which limit, subject to certain exceptions, among other things, our ability to incur additional indebtedness; create liens; consolidate, merge or sell assets; make certain advances, investments or loans; enter into certain transactions with affiliates; and engage in any business other than the packaging business and certain related businesses. In addition, we are required to meet specified financial covenants consisting of Interest Coverage and Total Net Leverage Ratios, each as defined in our Credit Agreement.

Events of Default. Our Credit Agreement contains certain customary provisions concerning events of default. Upon the occurrence and continuation of any such event of default under the new credit facility, the lenders are permitted, among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under our Credit Agreement and terminate their commitments to make any further revolving loans or to issue any letters of credit.

Other Unsecured Foreign Bank Revolving and Term Loans

We have certain other bank revolving and term loans outstanding in foreign countries. At September 30, 2017, these bank revolving loans allowed for total borrowings of up to $100.7 million (translated at exchange rates in effect at the balance sheet date). These bank revolving and term loans bear interest at rates ranging from 0.9 percent to 15.0 percent. For 2016, 2015 and 2014, the weighted average annual interest rate paid on these loans was 3.8 percent, 3.7 percent and 3.9 percent, respectively.

5% Senior Notes

On March 23, 2012, we issued $500 million aggregate principal amount of the 5% Senior Notes, at 100 percent of their principal amount. On April 3, 2017, we redeemed $220 million in aggregate principal amount of the 5% Senior Notes, and we currently have outstanding $280 million in aggregate principal amount of the 5% Senior Notes. The 5% Senior Notes are general unsecured obligations, ranking equal in right of payment with our unsecured unsubordinated indebtedness, including the notes, and ahead of our subordinated debt, if any. The 5% Senior Notes are effectively subordinated to our secured debt to the extent of the assets securing such debt and structurally subordinated to all obligations of our subsidiaries. Interest on the 5% Senior Notes is payable semi-annually in cash on April 1 and October 1 of each year, and the 5% Senior Notes mature on April 1, 2020.

5 1⁄2% Senior Notes

On September 9, 2013, we issued $300 million aggregate principal amount of the 5 1⁄2% Senior Notes, at 100 percent of their principal amount. We currently have outstanding all $300 million in aggregate principal amount of the 5 1⁄2% Senior Notes. The 5 1⁄2% Senior Notes are general unsecured obligations, ranking equal in right of payment with our unsecured unsubordinated indebtedness, including the notes, and ahead of our subordinated debt, if any. The 5 1⁄2% Senior Notes are effectively subordinated to our secured debt to the extent of the assets securing such debt and structurally subordinated to all obligations of our subsidiaries. Interest on the 5 1⁄2% Senior Notes is payable semi-annually in cash on February 1 and August 1 of each year, and the 5 1⁄2% Senior Notes mature on February 1, 2022.

DESCRIPTION OF THE NOTES

We issued the old notes, and will issue the new notes, under an indenture, dated as of February 13, 2017, among Silgan Holdings Inc., U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent in respect of the Euro notes, and Elavon Financial Services DAC, as registrar and transfer agent in respect of the Euro notes, copies of which you may request from us. We refer to:

•	the old Dollar notes and the new Dollar notes collectively as the Dollar notes;

•	the old Euro notes and the new Euro notes collectively as the Euro notes;

•	the old Dollar notes and the old Euro notes collectively as the old notes;

•	the new Dollar notes and the new Euro notes collectively as the new notes; and

•	the old notes and the new notes collectively as the notes.

The form and terms of the new Dollar notes are substantially identical to the form and terms of the old Dollar notes and the form and terms of the new Euro notes are substantially identical to the form and terms of the old Euro notes except, in each case, that the new notes have been registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the new notes and the new notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

The following summary of certain provisions of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any note. In addition, for purposes of this section, references to “we,” “us,” or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The old notes are, and the new notes will be, general senior unsecured obligations of Silgan Holdings Inc. The Dollar notes will mature on March 15, 2025 and the Euro notes will mature on March 15, 2025. Each Dollar note will bear interest at 4 3⁄4% per annum from February 13, 2017, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on the interest payment dates of March 15 and September 15 of each year to holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date. Each Euro note will bear interest at 3 1⁄4% per annum from February 13, 2017, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on the interest payment dates of March 15 and September 15 of each year to holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date.

Additional Dollar notes (the “Additional Dollar Notes”) and additional Euro notes (the “Additional Euro Notes” and, together with the Additional Dollar Notes, the “Additional Notes”), in an unlimited amount, may be issued under the indenture, subject to the covenants below, covenants in our other agreements, including our Credit Agreement, and applicable law. The old Dollar notes, the new Dollar notes and any Additional Dollar Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture; provided that unless the Additional Dollar Notes are fungible with the Dollar notes for U.S. federal income tax purposes, the Additional Dollar Notes will not be issued under the same CUSIP or ISIN number as the Dollar notes. The old Euro notes, the new Euro notes and any Additional Euro Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture; provided that unless the Additional Euro Notes are fungible with the Euro notes for U.S. federal income tax purposes, the Additional Euro Notes will not be issued under the same Common Code or ISIN number as the Euro notes. The Dollar notes and the Euro notes will be treated as separate series for all purposes, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the Dollar notes include any Additional Dollar Notes actually issued and references to the Euro notes include any Additional Euro Notes actually issued.

The old notes were, and the new notes will be, issued only in fully registered form, without coupons, in (i) with respect to the Dollar notes, minimum denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof, and (ii) with respect to the Euro notes, minimum denominations of €100,000 of principal amount and integral multiples of €1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

Paying Agent and Registrar for the Notes

We will maintain one or more paying agents for the Dollar notes and the Euro notes. The initial paying agent for the Dollar notes will be the trustee. The initial paying agent for the Euro notes will be Elavon Financial Services DAC, UK Branch. The applicable paying agent will make payments on the notes on our behalf.

We will also maintain a registrar with respect to the Dollar notes and a registrar and transfer agent with respect to the Euro notes. The initial registrar for the Dollar notes will be the trustee. The initial registrar and transfer agent for the Euro notes will be Elavon Financial Services DAC. The applicable registrar will maintain a register reflecting ownership of the applicable notes outstanding from time to time and facilitate transfers of notes on our behalf.

We may change the paying agents, the registrars or the transfer agents without prior notice to the holders of the applicable series of notes. We or any of our Subsidiaries may act as a paying agent or registrar with respect to the Dollar notes. If and for so long as the Euro notes are listed on the Global Exchange Market and the rules of the Irish Stock Exchange so require, we will file a notice of any change of paying agent, registrar or transfer agent with the Companies Announcement Office of the Irish Stock Exchange or, to the extent and in the manner permitted by such rules, post it on the official website of the Irish Stock Exchange (http://www.ise.ie).

The paying agents will hold all cash and securities for the benefit of the trustee and the respective holders.

Payments in Dollars or Euros

Principal, premium, if any, and interest payments in respect of the Dollar notes will be payable solely in U.S. dollars.

Principal, premium, if any, and interest payments in respect of the Euro notes will be payable in Euros, subject to certain exceptions.

If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the Euro is no longer used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro notes will be made in U.S. dollars until the Euro is again available to us or so used. In such circumstances, the amount payable on any date in Euros will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined herein) on the second Business Day before the date that payment is due or, if such Market Exchange Rate is not then available, the rate shall be determined in our sole discretion on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Euro notes so made in U.S. dollars will not constitute an event of default under the indenture or the Euro notes.

Neither the trustee nor the paying agents will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Payment of Additional Amounts on the Euro Notes

All payments under or with respect to the Euro notes by or on behalf of us will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges (including, without limitation, penalties and interest and other similar liabilities related thereto) (“Taxes”) unless the withholding or deduction of such Taxes is required by law. If any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the United States or any taxing jurisdiction thereof or therein will at any time be required to be made from any payments made by or on behalf of us under or with respect to the Euro notes, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, we will, subject to the exceptions and limitations set forth below, pay such additional amounts (the “additional amounts”) as will result in receipt by each beneficial owner of a Euro note that is not a United States person (as defined below) of such amounts (after all such withholding or deduction, including any such withholding or deduction from additional amounts) as would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any Taxes, to the extent such Taxes would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such Euro note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Euro notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident or treated as a resident of the United States or being or having been present in the United States;

c.	being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder” of ours as defined in section 871(h)(3) of the Code, or any successor provisions; or

e.	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;

(2)	to any Taxes, to the extent such Taxes are imposed on or made with respect to any payment by us to a holder that is not the sole beneficial owner of such Euro notes, or a portion of such Euro notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any Taxes which would not have been imposed but for the failure of the holder or any other person (a) to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Euro notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8IMY (and related documentation) or any subsequent versions thereof or successor thereto) or (b) comply with any information gathering and reporting requirements or take any similar actions (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding that is available to payments received by or on behalf of the holder;

(4)	to any Taxes, to the extent such Taxes are imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any estate, inheritance, gift, sales, transfer, personal property, wealth or similar Taxes;

(6)	to any Taxes, to the extent such Taxes would not have been imposed or levied but for the presentation by the holder of any Euro note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7)	to any Taxes, to the extent such Taxes are imposed under sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provisions), any regulations thereunder or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(8)	in the case of any combination of items (1) through (7) above.

In addition to the foregoing, we will pay and indemnify the holder or beneficial owner for any present or future stamp, issue, registration, transfer, court, documentary, excise, property or similar Taxes levied by the United States or any taxing authority thereof or therein on the execution, delivery, registration or enforcement of any of the Euro notes (other than on or in connection with a transfer of the Euro notes that occurs after the initial sale by the initial purchasers thereof) or any other document or instrument referred to therein, or the receipt of any payments with respect thereto (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes that are not excluded under clauses (1) through (3) and (5) through (7) or any combination thereof).

If we become aware that we will be obligated to pay additional amounts with respect to any payment under or with respect to the Euro notes, we will deliver to the trustee on a date at least 30 days prior to the date of payment (unless the obligation to pay additional amounts arises after the 30th day prior to that payment date, in which case we will notify the trustee promptly thereafter) an officers’ certificate stating the fact that additional amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay additional amounts on the relevant payment date. The trustee shall be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of additional amounts.

We or the applicable paying agent will make all withholdings and deductions required by law and will timely remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. We will use reasonable efforts to obtain Tax receipts from each taxing authority evidencing the payment of any Taxes so deducted or withheld. We will furnish to the trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing such payment or if, notwithstanding our efforts to obtain receipts, receipts are not obtained, other evidence of such payments.

Whenever the indenture or this “Description of the Notes” mentions the payment of amounts based on the principal amount, interest or of any other amount payable under, or with respect to, Euro notes, such mention shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

The obligations described under this heading “—Payment of Additional Amounts on the Euro Notes” will survive any termination, defeasance or discharge of the indenture, any transfer by a holder or beneficial owner of its Euro notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is then incorporated, organized, engaged in business or resident for tax purposes or any jurisdiction from or through which any payment under, or with respect to, the Euro notes is made by, or on behalf of, such Person, and any political subdivision or taxing authority or agency thereof or therein having the power to tax.

The Euro notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Euro notes. Except as specifically provided under this heading “—Payment of Additional Amounts on the Euro Notes,” we will not be required to make any payment for any Taxes imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts on the Euro Notes”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption of Euro Notes for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under such laws) of the Relevant Taxing Jurisdiction affecting taxation, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment has not been publicly announced before and becomes effective on or after February 8, 2017, the date of the offering memorandum relating to the old notes, we would become obligated, on the next date on which any amount would be payable in respect of the Euro notes, to pay additional amounts as described herein under the heading “—Payment of Additional Amounts on the Euro Notes” with respect to the Euro notes (such change or amendment, a “Change in Tax Law”), then we may at our option redeem, in whole but not in part, the Euro notes at any time upon giving not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Euro notes being redeemed to, but excluding, the date fixed by us for redemption (the “Tax Redemption Date”), and all additional amounts (if any) then due and that will become due on or before the Tax Redemption Date as a result of the redemption or otherwise.

We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to make such payment or withholding if a payment in respect of the Euro notes were then due, and unless at the time such notice is given, the obligation to pay additional amounts remains in effect.

Prior to the publication or, where relevant, mailing of any notice of redemption of the Euro notes pursuant to the foregoing, we will deliver to the trustee an opinion of counsel, our choice of such counsel to be subject to the prior written approval of the trustee (such approval not to be unreasonably withheld) to the effect that there has been such Change in Tax Law which would entitle us to redeem the Euro notes hereunder. In addition, before we publish or mail a notice of redemption of the Euro notes, as described above, we will deliver to the trustee an officer’s certificate to the effect that the obligation to pay additional amounts cannot be avoided by taking reasonable measures available to us. The trustee will accept such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the notes.

Upon receiving such notice of redemption, each holder will have the right to elect to not have its Euro notes redeemed, in which case we will not be obligated to pay any additional amounts on any payment with respect to such Euro notes after the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, after such later date on which we pay the redemption price) solely as a result of such Change in Tax Law that resulted in the obligation to pay such additional amounts, and all future payments with respect to such Euro notes will be subject to the deduction or withholding of such Relevant Taxing Jurisdiction taxes required by law to be deducted or withheld as a result of such Change in Tax Law.

A holder electing to not have its Euro notes redeemed must deliver to the paying agent a written notice of election so as to be received by the paying agent prior to the close of business on the Business Day immediately preceding the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, such later date on which we pay the redemption price). A holder may withdraw any notice of election by delivering to the paying agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, such later date on which we pay the redemption price). If no election is made, the holder will have its Euro notes redeemed without any further action.

Optional Redemption

Beginning March 15, 2020, we, at any time and from time to time, may redeem all or a part of the Dollar notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the applicable registrar at the redemption prices (expressed in percentages of principal amount of the Dollar notes) set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing March 15, of the years indicated below:

Dollar notes

Year	Redemption Price for Dollar notes
2020	102.375%
2021	101.188%
2022 and thereafter	100.000%

Beginning March 15, 2020, we, at any time and from time to time, may redeem all or a part of the Euro notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the applicable registrar at the redemption prices (expressed in percentages of principal amount of the Euro notes) set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing March 15, of the years indicated below:

Euro notes

Year	Redemption Price for Euro notes
2020	101.625%
2021	100.813%
2022 and thereafter	100.000%

In addition, at any time prior to March 15, 2020, we may redeem up to 35% of the principal amount of the Dollar notes originally issued (including any Additional Dollar Notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount of the Dollar notes redeemed) of 104.750%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date); provided that at least 65% of the aggregate principal amount of the Dollar notes originally issued (including any Additional Dollar Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

At any time prior to March 15, 2020, we may redeem up to 35% of the principal amount of the Euro notes originally issued (including any Additional Euro Notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount of the Euro notes redeemed) of 103.250%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date); provided that at least 65% of the aggregate principal amount of the Euro notes originally issued (including any Additional Euro Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

At any time prior to March 15, 2020, we may redeem all or part of the Dollar notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount of the notes of the applicable series redeemed, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date).

At any time prior to March 15, 2020, we may redeem all or part of the Euro notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount of the notes of the applicable series redeemed, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date).

For purposes of the foregoing discussion, the following definitions apply:

“Applicable Premium” means (A) with respect to the Dollar notes, the greater of (i) 1.0% of the then outstanding principal amount of the Dollar notes or (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of the Dollar notes at March 15, 2020 (such redemption price being described in the first paragraph of this section “—Optional Redemption”) plus (y) all remaining required interest payments due on the Dollar notes through March 15, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Dollar notes, and (B) with respect to the Euro notes, the greater of (i) 1.0% of the then outstanding principal amount of the Euro notes or (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of the Euro notes at March 15, 2020 (such redemption price being described in the first paragraph of this section “—Optional Redemption”) plus (y) all remaining required interest payments due on the Euro notes through March 15, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Euro notes.

“Bund Rate” means the yield to maturity at the time of computation of the most recently issued direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as compiled and published in the most recent financial statistics that have become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such financial statistics are no longer published or not available, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Euro notes to March 15, 2020, provided, however, that if the then remaining term to March 15, 2020 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year will be used.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published or not available, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Dollar notes to March 15, 2020, provided, however, that if the then remaining term to March 15, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Dollar notes to March 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory Redemption

We are not required to make any mandatory redemption of the notes.

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The Indebtedness evidenced by the notes will:

•	be our general senior unsecured obligations;

•	be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	be structurally subordinated to all of the existing and future obligations, including trade payables, of our subsidiaries;

•	rank equal in right of payment with all of our existing and future senior indebtedness, including the 5% Senior Notes and the 5 1⁄2% Senior Notes; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

At September 30, 2017, we and our subsidiaries had approximately $3,123.6 million of total outstanding indebtedness, $1,426.1 million of which was secured indebtedness under our Credit Agreement, $280 million of which was indebtedness evidenced by the 5% Senior Notes, $300 million of which was indebtedness evidenced by the 5 1⁄2% Senior Notes, $1,067.9 million of which was indebtedness evidenced by the old notes and $49.6 million of which was other foreign bank revolving and term loans and none of which was subordinated indebtedness. The indebtedness under our Credit Agreement is guaranteed by Silgan and its U.S., Canadian and Dutch subsidiaries and is secured by pledges of the equity of our U.S., Canadian and Dutch subsidiaries.

None of our subsidiaries will initially guarantee the notes. At September 30, 2017, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $828.5 million on a combined basis, excluding indebtedness under our Credit Agreement and other foreign bank revolving and term loans. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes,” “Capitalization” and “Description of Certain Indebtedness.”

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event

With respect to each series of notes, if a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described above under “—Optional Redemption” within 60 days after the Change of Control Repurchase Event, we will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part, equal to (i) with respect to the Dollar notes, $2,000 or an integral multiple of $1,000 in excess thereof, and (ii) with respect to the Euro notes, €100,000 or an integral multiple of €1,000 in excess thereof, of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the applicable series of notes repurchased, plus any accrued and unpaid interest on the applicable series of notes repurchased to but excluding the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to the consummation of the Change of Control transaction, but after the public announcement thereof, we will send a notice to each holder in accordance with the procedures of DTC with respect to the Dollar notes and the procedures of Euroclear Bank S.A./N.V (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), with respect to the Euro notes describing the transaction or transactions that constitutes the Change of Control and offering to repurchase the applicable series of notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. If sent prior to the date of consummation of the Change of Control transaction, the notice will state that the Change of Control Offer is conditioned on a Change of Control Repurchase Event occurring prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes ((i) with respect to the Dollar notes, equal to $2,000 or an integral multiple of $1,000 in excess thereof, and (ii) with respect to the Euro notes, equal to €100,000 or an integral multiple of €1,000 in excess thereof) properly tendered pursuant to a Change of Control Offer;

(2) deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

The applicable paying agent will promptly mail to each holder of the applicable series of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of (i) with respect to the Dollar notes, $2,000 or an integral multiple of $1,000 in excess thereof, or (ii) with respect to the Euro notes, €100,000 or an integral multiple of €1,000 in excess thereof.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event with respect to a series of notes if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes of such series properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption of the applicable series of notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Selection and Notice

If less than all of the Dollar notes or the Euro notes are to be redeemed at any time, the trustee or applicable registrar will select notes for redemption as follows:

(1) if the applicable notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the applicable notes are listed; or

(2) if the applicable notes are not listed on any national securities exchange, on a pro rata basis (unless otherwise required by law or applicable stock exchange or depositary requirements).

With respect to the Dollar notes, no notes of $2,000 or less can be redeemed in part. With respect to the Euro notes, no notes of €100,000 or less can be redeemed in part. Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed by first-class mail to such holder’s registered address, or otherwise in accordance with the procedures of DTC with respect to the Dollar notes or the procedures of Euroclear and Clearstream with respect to the Euro notes (including by electronic means), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Any notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction.

In addition, if and for so long as any of the Euro notes are listed on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require, any such notices to the holders of the relevant Euro notes shall also be released by us through the Companies Announcement Office of the Irish Stock Exchange and/or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, on the official website of the Irish Stock Exchange. We will also notify the Irish Stock Exchange of any change in the principal amount of Euro notes outstanding in connection with any redemption.

Covenants

Set forth below are summaries of certain covenants contained in the indenture that will apply to us and our Restricted Subsidiaries. For the avoidance of doubt, all covenant basket sizes, including any definitions relating thereto, are as drafted in U.S. dollars, including with respect to the Euro notes.

Limitation on Liens

We will not, nor will we permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of our Principal Property Subsidiaries, in each case to secure Indebtedness of ours, any Subsidiary of ours or any other Person, without securing the notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the notes) equally and ratably with or, at our option, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

“Permitted Liens” means (without duplication):

(1) Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 360 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “Substantial Improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or Substantial Improvement;

(2) Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, us or any of our Subsidiaries or it otherwise becomes a Subsidiary of ours; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of ours and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of ours;

(3) Liens securing Indebtedness in favor of us and/or one or more of our Subsidiaries;

(4) Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5) Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6) Liens existing on the date of the indenture;

(7) Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (12) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Principal Property Subsidiary of ours and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);

(8) Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(9) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of ours or any of our Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10) additional Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness is incurred, the greater of (x) the amount that would cause our Consolidated Secured Leverage Ratio to be greater than 3.50 to 1.00 as of such date of incurrence and (y) $2.75 billion;

(11) Liens on or sales of receivables;

(12) other Liens, in addition to those permitted in clauses (1) through (11) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12)), measured as of the date of the incurrence of any such Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of all Attributable Debt of us and our Restricted Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions,” not to exceed 15% of our Consolidated Tangible Assets measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred);

(13) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business with respect to amounts (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15) (a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (i) secure Indebtedness or (ii) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business by us and our Restricted Subsidiaries of such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(16) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases, warranties, statutory or regulatory obligations or self-insurance arrangements arising in the ordinary course of business, banker’s acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature to which we or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business;

(17) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the indenture;

(18) Liens securing Hedging Obligations not entered into for speculative purposes or securing letters of credit that support such Hedging Obligations.

For purposes of clauses (10) and (12) above, (a) with respect to any revolving credit facility secured by a Lien, the calculation of the amount of Indebtedness that is outstanding thereunder as of any date of determination will be deemed to be the amount that is actually incurred and outstanding on such date of determination and (b) if a Lien by us or any of our Restricted Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

We will not, nor will we permit any of our Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which we or any of our Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if we or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “—Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only us and a Restricted Subsidiary of ours or only between Restricted Subsidiaries of ours;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by us) of the subject property and we apply an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in our business, within 360 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, we may deliver notes or other debt securities to the trustee for cancellation; and

(4) leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(a) we are the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, if such Person is not a corporation, a co-obligor of the applicable series of notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the applicable series of notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among us and our Subsidiaries.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness, other than Indebtedness under our Credit Agreement or other Indebtedness not to exceed $200.0 million in the aggregate, or any Indebtedness of any Subsidiary Guarantor, if any (“Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary (a “Subsidiary Guarantor”); and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the notes have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1) equal in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2) subordinated in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

SEC Reports and Reports to Holders

Whether or not we are then required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act, if we were subject thereto. We shall supply the trustee and each holder of notes or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

Events of Default

The following events are defined as “Events of Default” in the indenture with respect to the notes of a series:

(1) a default in the payment of principal of (or premium, if any, on) any note of such series when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2) a default in the payment of interest on any note of such series when due and payable, and such default continues for a period of 30 days;

(3) the failure by us, for 30 days after receipt of notice to us specifying the default from the trustee or the holders of 25% or more in aggregate principal amount of such series of notes then outstanding, to make or consummate a Change of Control Offer in accordance with the “Repurchase at the Option of the Holders Upon a Change of Control Repurchase Event” covenant;

(4) a default by us in the performance of or breach by us of any other covenant or agreement in the indenture or under such notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days after we receive written notice from the trustee or the holders of 25% or more in aggregate principal amount of such series of notes then outstanding voting as a single class to comply with any of such other covenants or agreements in the indenture;

(5) there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary (other than a receivables securitization entity) having an outstanding principal amount of $125 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall be created after the date of the indenture:

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of such series of notes then outstanding of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any grace period provided in such Indebtedness) and the defaulted payment shall not have been made, waived or extended within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of such series of notes then outstanding of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $125 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $125 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8) we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors; or

(9) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary, if any, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary, if any, denies or disaffirms its obligations under its Subsidiary Guarantee.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of such series of notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on such series of notes to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest on such series of notes then outstanding shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) above shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the applicable series of notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes of such series by written notice to us and to the trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such series of notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of a majority in aggregate principal amount of the outstanding notes of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of the other holders of such series of notes that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes of a series unless:

(1) the holder has previously given the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding notes of such series make a written request to the trustee to pursue the remedy;

(3) the holder or holders provide the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes of such series do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium on, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Defeasance

We may, at our option and at any time elect to have all of our obligations discharged with respect to the outstanding notes of a series and all obligations of the Subsidiary Guarantors, if any, discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

(2) our obligations with respect to the notes of such series concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Subsidiary Guarantors’, if any, obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of our Subsidiaries released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes of such series. If we exercise our Legal Defeasance option, each Subsidiary Guarantor, if any, will be released from all of its obligations with respect to its Subsidiary Guarantee. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

With respect to each series of notes, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, (a) for the benefit of the holders of the Dollar notes, cash in U.S. dollars, Government Obligations, or a combination of cash in U.S. dollars and Government Obligations, and (b) for the benefit of the holders of the Euro notes, cash in Euros, Government Obligations, or a combination of cash in Euros and Government Obligations, in each case, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes of the applicable series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes of the applicable series are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel confirming that (a) we have received from, or there has been published by, the IRS a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders or beneficial owners of the outstanding notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel confirming that the holders or beneficial owners of the outstanding notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which we or any of our Subsidiary Guarantors is a party or by which we or any of our Subsidiary Guarantors is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes of the applicable series over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of ours or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable series of notes, as expressly provided for in the indenture) as to all outstanding notes of a series when:

(1) either:

(a) all of the notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust by us and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(b) all notes of such series not theretofore delivered to the trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of such series not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of maturity or redemption together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) we have paid all other sums payable under the indenture in respect of such series of notes by us.

The trustee will acknowledge in writing the satisfaction and discharge of the indenture if we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

With respect to each series of notes, we and the trustee may make the following modifications and amendments to the indenture without the consent of any holder of notes of such series:

(1) to cure any ambiguity, defect or inconsistency in the indenture, provided that such modification or amendment shall not, in the good faith opinion of the Board of Directors, adversely affect the interest of the holders of the notes of such series in any material respect;

(2) to provide for the assumption of our obligations to the holders of the notes of such series and Subsidiary Guarantees, if any, in case of a merger or consolidation or sale of all or substantially all of our or such Subsidiary Guarantor’s, if any, assets, as applicable;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(5) to make any change that does not materially and adversely affect the rights of any holder of notes of such series;

(6) to provide for the issuance of Additional Notes of such series in accordance with the limitations set forth in the indenture as of the date of the indenture;

(7) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes of such series;

(8) to secure the notes of such series; or

(9) to release any Lien granted in favor of the holders of the notes of such series pursuant to the first paragraph of the covenant described in “—Certain Covenants—Limitation on Liens,” upon release of the Lien securing the underlying obligation that gave rise to such Lien.

With respect to each series of notes, we and the trustee may (i) make supplements, modifications and amendments to the indenture and the notes of such series and the Subsidiary Guarantees, if any, and to certain defaults or events of default and (ii) waive compliance with the provisions of the indenture or the notes of such series or the Subsidiary Guarantees, if any, in each case, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of such series (including, without limitation, Additional Notes of such series, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes of such series); provided that (x) if any such supplement, modification, amendment or waiver will only affect one series of notes (or less than all series of notes) then outstanding under the indenture, then only the consent of the holders of a majority in principal amount of the notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) shall be required and (y) if any such supplement, modification, amendment or waiver by its terms will affect a series of notes in a manner different and materially adverse relative to the manner such supplement, modification, amendment or waiver affects other series of notes, then the consent of the holders of a majority in principal amount of the notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) shall be required; provided, further, that no such supplement, modification, amendment or waiver may, without the consent of each holder of notes of such series affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on any note of such series;

(2) reduce the principal amount of, or premium, if any, or interest on, any note of such series;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note of such series;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note of such series;

(5) reduce the above-stated percentage of outstanding notes of such series the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes of such series;

(7) reduce the percentage or aggregate principal amount of outstanding notes of such series the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(8) amend or modify any of the provisions of the indenture in any manner which subordinates the notes of such series issued thereunder in right of payment to any of our other Indebtedness; or

(9) (x) make any Dollar note payable in money other than U.S. dollars, or (y) make any Euro note payable in money other than Euros (except to the extent that the Euro notes may be payable in U.S. dollars as described under “—Issuance in Dollars or Euros”).

For purposes of determining whether the holders of the requisite principal amount of notes of the applicable series have taken any action under the indenture, the principal amount of Dollar notes and Euro notes shall be deemed to be the U.S. dollar equivalent of such principal amount of Dollar notes and Euro notes as of (i) if a record date has been set with respect to the taking of such action, such date or (ii) if no such record date has been set, the date the taking of such action by the holders of such requisite principal amount is certified to the trustee by us.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium on, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication or electronic delivery is made. Notices (other than those sent to holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

In addition, if and for so long as any of the Euro notes are listed on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require, notices with respect to the Euro notes listed on the Global Exchange will be published through the Companies Announcement Office of the Irish Stock Exchange and/or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, on the official website of the Irish Stock Exchange.

Book-Entry; Delivery and Form

Dollar notes

The certificates representing the new Dollar notes will be issued in fully registered form without interest coupons, or Dollar Global Notes. The Dollar Global Notes will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. Ownership of beneficial interests in a Dollar Global Note will be limited to (1) participants who have accounts with DTC, or participants, or (2) persons who hold interests through participants including Euroclear Bank S.A., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream.

Ownership of beneficial interests in a Dollar Global Note will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in a Dollar Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Dollar Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of a Dollar Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Dollar notes represented by such Dollar Global Note for all purposes under the indenture and the Dollar notes. No beneficial owner of an interest in a Dollar Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a Dollar Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Dollar Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Dollar Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Dollar Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Dollar Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of Dollar notes (including the presentation of Dollar notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Dollar Global Note is credited and only in respect of such portion of the aggregate principal amount of Dollar notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Dollar notes, DTC will exchange the applicable Dollar Global Note for a note in registered form without interest coupons (a “Dollar Certificated Note”), which it will distribute to its participants.

We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Dollar Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Dollar Global Notes or no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days, we will issue Dollar Certificated Notes in exchange for the Dollar Global Notes. Holders of an interest in a Dollar Global Note may receive Dollar Certificated Notes in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

Euro notes

Except as set forth below, the new Euro notes will initially be issued in registered, global form (the “Euro Global Notes”) in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Euro Global Notes will be deposited and held by, or on behalf of, a common depositary for the accounts of Euroclear and Clearstream. Beneficial interests in a Euro Global Note may not be exchanged for Euro notes in physical, certificated form (“Euro Certificated Notes”) except in the limited circumstances described below.

The Euro Global Notes will be deposited with, and registered in the name of, the common depositary or its nominee. The new Euro notes will not be eligible for clearance with DTC. Book-entry interests will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and/or Clearstream and their participants.

The book-entry interests will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant’s account with the book-entry interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. Except as described below, owners of an interest in the Euro Global Notes will not have Euro notes registered in their names, will not receive physical delivery of Euro notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Euro notes in physical, certificated form will be issued and delivered to each person that either Euroclear or Clearstream, or their common depositary, identifies as a beneficial owner of the related Euro notes only if:

•	Euroclear or Clearstream notifies us that it is unwilling or unable to continue as depositary for the Euro Global Notes and a successor depositary is not appointed;

•	we, at our option, notify the trustee and applicable paying agent in writing that we elect to cause the issuance of Euro Certificated Notes; or

•	there has occurred and is continuing a Default with respect to the Euro notes and Euroclear or Clearstream notifies the trustee and the applicable paying agent in writing that it elects to cause the issuance of Euro Certificated Notes.

In the event any of the Euro Global Notes, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Euro Global Note so redeemed to the holders of the book-entry interests in such Euro Global Note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by Euroclear or Clearstream, as applicable, in connection with the redemption of such Euro Global Note (or any portion thereof). We understand that under existing practices of Euroclear and Clearstream, if fewer than all of the Euro notes are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than €100,000 in principal amount may be redeemed in part.

Payments of any amounts owing in respect of the Euro Global Notes will be made by us in Euros (except to the extent that the Euro notes may be payable in U.S. dollars as described under “—Payment in Dollars or Euros”) to the applicable paying agent. The paying agent will, in turn, make such payments to the depositary, which will distribute such payments to participants in accordance with their respective procedures.

Under the terms of the indenture, we and the trustee will treat the registered holder of the Euro Global Notes (i.e., Euroclear or Clearstream (or their respective nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither us, the trustee nor any of our respective agents has or will have any responsibility for the performance by Euroclear or Clearstream, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

We will make payments in respect of the new notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means our Board of Directors or any duly authorized committee of our Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, the city of the Corporate Trust Office of the trustee or London are authorized by law to close.

“Capital Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Lease Obligation” means the discounted present value of the rental obligations under a Capital Lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1)(a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the total voting power of our Voting Stock; and (b) Permitted Holders beneficially own, directly or indirectly, less than 18% of the total voting power of our Voting Stock; or

(2) individuals who on the Issue Date constitute the Board of Directors (together with any new directors nominated by Mr. Horrigan and/or Mr. Silver and any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, all amortization, including amortization of goodwill and all other intangibles and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1) the Net Income of any Person (other than us) that is not a Subsidiary or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the Net Income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, excluding the effect of restrictions contained in agreements in effect at the time any such Subsidiary is acquired by the specified Person;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(4) the cumulative effect of a change in accounting principles;

(5) any gains or losses (on an after-tax basis) attributable to asset dispositions;

(6) all extraordinary, unusual or non-recurring gains, charges, expenses or losses;

(7) any non-cash compensation expenses recorded from grants of stock options, restricted stock and other equity equivalents to officers, directors and employees;

(8) any impairment charge or asset write off or write down;

(9) net charges associated with or related to any restructurings or rationalizations;

(10) all financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of us and our Subsidiaries, including the amount of any write-off of deferred financing costs or debt discount or issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing Indebtedness, incurred as a result of acquisitions, investments, refinancings, redemptions, tenders, amendments, waivers or other modifications of Indebtedness, asset or stock sales and the issuance of Capital Stock or Indebtedness (in each case whether or not consummated), all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related acquisition, investment, refinancing, redemption, tender or asset or stock sale;

(11) expenses incurred by us or any Subsidiary to the extent reimbursed or reimbursable within one year (as determined in good faith by our chief financial officer) in cash by a third party;

(12) all other non-cash charges, including unrealized gains or losses on agreements with respect to Hedging Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”);

(13) the amount of all payments made in connection with severance packages, accelerated payments of long-term incentive awards, cash payments in lieu of anticipated equity awards, vested options, pro-rated bonuses, retention payments and any additional amounts paid with respect to any increased payments for taxes in connection with any acquisitions (including in connection with the closing of any of our or any of our Subsidiaries then existing facilities in connection with any acquisition);

(14) the amount of any non-cash foreign currency losses;

(15) to the extent not otherwise excluded from the calculation of Consolidated Net Income, the impact of Accounting Standards Codification 715-60;

(16) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(17) costs in connection with strategic initiatives, new facility startups, transition costs and other business optimization related costs.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any revolving loans pursuant to our Credit Agreement and current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon shares of stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated Cash Flow is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified

Person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of ours (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense reductions resulting from such acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Consolidated Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the credit agreement dated as of January 14, 2014, by and among us, Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V. and such other borrowers party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Book Managers, Bank of America N.A., as Syndication Agent, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as Co-Documentation Agents, and the various lenders party thereto, together with the related documents thereto (including without limitation any Guarantees and security documents), in each case as the Indebtedness under such agreements may be increased and such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the applicable series of notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the applicable series of notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the applicable series notes.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant described above; and

(2) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Repurchase of Notes upon a Change of Control” covenant described above.

“Domestic Subsidiary” means any Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $5,000,000) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1) we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2) the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets),

then “fair market value” shall, for purposes of the “Limitation on Sale and Leaseback Transactions” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as of the Issue Date. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis. At any time after the Issue Date, we may elect to modify GAAP effective from and after the date of such election to include the accounting standards relating to Revenue from Contracts with Customers (ASC Topic 606) and/or Leases (ASC Topic 842) and their related applicable effects, amendments and clarifications; provided, that any such election, once made, shall be irrevocable as to such applicable accounting standard. We shall give notice in writing of each such election, if any, made in accordance with this definition to the trustee.

“Government Obligations” means securities that are:

(1) (x) with respect to the Dollar notes, direct obligations of the United States of America, or (y) with respect to the Euro notes, direct obligation of the United States of America or any member nation of the European Union whose official currency is the Euro, in each case, for the payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of (x) with respect to the Dollar notes, the United States of America, or (y) with respect to the Euro notes, the United States of America or any member nation of the European Union whose official currency is the Euro, in each case, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member nation, as applicable, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the applicable series of notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any specified Person, the net payment obligations of such Person under:

(1) interest rate swap agreements (including from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of borrowed money, whether evidenced by credit agreements, bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any Principal Property of the specified Person or upon the shares of Capital Stock or Indebtedness of any Subsidiary of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value (as determined in good faith by our Board of Directors) of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For avoidance of doubt, a letter of credit or analogous instrument will not constitute Indebtedness until it has been drawn upon.

“Investment Grade” means a rating of “Baa3” or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of “BBB–” or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Issue Date” means February 13, 2017.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(3) any one time charges (including legal, accounting, debt issuance and debt retirement costs) resulting from the offering of the old notes, the application of the net proceeds therefrom and the payment of related fees and expenses.

“Permitted Holders” means any of the following persons:

(1) Mr. Horrigan and Mr. Silver;

(2) Affiliates, siblings, children and other lineal descendants, spouses or former spouses, widows or widowers and estates of either of the Persons referred to in clause (1) above;

(3) any trust having a majority of its beneficiaries be one or more of the Persons referred to in clauses (1) or (2) above; and

(4) any Person a majority of the voting power of the outstanding Capital Stock of which is owned by one or more of the Persons referred to in clauses (1), (2) or (3) above.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means any manufacturing plant or manufacturing facility owned by us or any of our Subsidiaries located within the continental United States that has a net book value in excess of 3.0% of our Consolidated Net Tangible Assets. For purposes of this definition, net book value will be measured at the time the relevant Lien is being created, at the time the relevant secured Indebtedness is incurred or at the time the relevant Sale and Leaseback Transaction is entered into, as applicable.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either Moody’s or S&P ceases to rate the applicable series of notes or fails to make a rating of the notes of such series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Date” means the date that is 60 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by us to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies):

(a) if the series of notes are rated by one or both Rating Agencies on the Rating Date as Investment Grade, the rating of the series of notes shall be reduced so that the series of notes are rated below Investment Grade by both Rating Agencies; or

(b) if the series of notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the series of notes shall remain rated below Investment Grade by both Rating Agencies.

“Restricted Subsidiary” means any of our Domestic Subsidiaries.

“Significant Subsidiary” means, at any date of determination, any Subsidiary that:

(1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of us and our Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of assets (excluding intercompany amounts that are eliminated in our consolidated financial statements in accordance with GAAP) constituting more than 10% of the consolidated assets of us and our Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences relevant to the exchange of old notes for new notes in the exchange offer. In this discussion, we refer to the old notes and the new notes, collectively, as the notes. This summary is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof. These authorities are subject to change, which change may be retroactive and may affect the tax consequences described herein. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

We urge prospective investors to consult their tax advisors with respect to the U.S. federal income tax consequences to them of the exchange offer and purchase, ownership and disposition of notes in light of their own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal income and other tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, a holder of the notes will not recognize a taxable gain or loss as a result of exchanging old notes for new notes, a holder’s holding period in the new notes will include the holding period of the old notes exchanged therefor, and a holder will have the same adjusted tax basis in the new notes as such holder had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the old notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 60 days after the expiration date of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer and will indemnify holders of the old notes against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Winston & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Home, Health and Beauty Business of WestRock Company as of and for the year ended September 30, 2016, included in the Company’s Current Report on Form 8-K/A filed with the SEC on June 16, 2017, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein, and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISPENSING SYSTEMS BUSINESS

UNAUDITED INTERIM CONDENSED COMBINED STATEMENTS OF INCOME

Six months ended March 31, 2017 and March 31, 2016

(In millions)

	Six Months Ended 3/31/17	Six Months Ended 3/31/16
Net sales	$289.5	$283.0
Cost of goods sold	213.9	211.5

Gross profit	75.6	71.5
Selling, general and administrative expenses	47.5	48.9
Rationalization charges	(0.2)	—

Income from operations	28.3	22.6
Interest and other debt expense	1.0	1.4

Income before income taxes	27.3	21.2
Provision for income taxes	9.3	7.2

Net income	$18.0	$14.0

The above unaudited interim condensed combined statements of income reflect the historical unaudited combined results of operations for the periods presented of the specialty closures and dispensing systems operations of WestRock Company, or the Dispensing Systems Business, based on financial information extracted from internal reporting systems of WestRock Company. These unaudited interim condensed combined statements of income may not reflect all of the adjustments required to present the Dispensing Systems Business as a separate stand-alone reporting entity and do not necessarily include all costs and expenses that would have been incurred had the Dispensing Systems Business been a separate stand-alone entity. Accordingly, the above unaudited interim condensed combined statements of income for the periods presented are not necessarily indicative of future results of operations of the Dispensing Systems Business.

For the periods presented, the Dispensing Systems Business was not an income taxpayer in the United States, as its results and related tax obligations, if any, were included in the tax returns of WestRock Company. The income tax provision for the Dispensing Systems Business included in the above unaudited interim condensed combined statements of income was calculated for the periods presented as if the Dispensing Systems Business was a separate taxpayer, using an assumed tax rate of 34 percent.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

On April 6, 2017, Silgan Holdings Inc. (the “Company” or “Silgan”), through certain of its wholly owned subsidiaries, completed the acquisition (the “Acquisition”) of the dispensing systems business (the “Dispensing Systems Business”) of WestRock Company (“WestRock”) pursuant to the Purchase Agreement, dated as of January 23, 2017 (the “Purchase Agreement”), by and among Silgan Holdings LLC, Silgan White Cap Holdings Spain, S.L., Silgan Holdings B.V., the Company, WestRock MWV, LLC and WestRock. The purchase price for the Acquisition was $1,028.7 million in cash, including post-closing adjustments required pursuant to the Purchase Agreement. The Company funded the purchase price for the Acquisition through term and revolving loan borrowings under its amended and restated senior secured credit agreement (the “Credit Facility”).

The following unaudited pro forma condensed consolidated statement of income is based upon the historical unaudited consolidated financial information of Silgan and the historical unaudited combined financial information of the Dispensing Systems Business and has been prepared to reflect the Acquisition and related borrowings noted above. The unaudited pro forma condensed consolidated statement of income is based on Silgan’s historical unaudited condensed consolidated statement of income for the nine months ended September 30, 2017 and the Dispensing Systems Business’ historical unaudited combined results of operations for the period prior to the Acquisition of January 1, 2017 through April 5, 2017 based on financial information extracted from internal reporting systems of WestRock. The Dispensing Systems Business’ historical unaudited combined results of operations may not reflect all of the adjustments required to present the Dispensing Systems Business as a separate stand-alone reporting entity, do not necessarily include all costs and expenses that would have been incurred had the Dispensing Systems Business been a separate stand-alone entity and, accordingly, are not necessarily indicative of the future results of operations of the Dispensing Systems Business.

Since the Acquisition is reflected in the Company’s historical unaudited condensed consolidated balance sheet at September 30, 2017, no pro forma balance sheet is necessary to present the pro forma impact of the Acquisition.

The following unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2017 was prepared assuming the Acquisition and related borrowings occurred on January 1, 2017.

The historical unaudited consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

The following unaudited pro forma condensed consolidated statement of income has been prepared as required pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, or the SEC, is for illustrative purposes only and is not necessarily indicative of the results of operations in future periods for Silgan or the results that actually would have been realized had Silgan and the Dispensing Systems Business been a combined company during the period presented. Actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated statement of income for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated statement of income and the actual amounts.

The following unaudited pro forma condensed consolidated statement of income should be read in conjunction with the accompanying notes. In addition, the unaudited pro forma condensed consolidated statement of income is based upon and should be read in conjunction with the historical unaudited condensed consolidated financial statements of Silgan for the nine months ended September 30, 2017, which are incorporated herein by reference to Silgan’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, and the other historical financial statements and pro forma financial information that is incorporated herein by reference.

The following unaudited pro forma condensed consolidated statement of income has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to interpretation. The acquisition method of accounting for certain items, including property and equipment, identifiable intangible assets and other assets, is dependent upon certain valuations and other studies that have not yet been completed. Accordingly, the pro forma adjustments are based upon estimates and current preliminary information and may materially differ from actual amounts. For purposes of the unaudited pro forma condensed consolidated statement of income, the purchase price for the Acquisition has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The allocation of the final purchase price will be based on the fair values of the assets acquired and liabilities assumed as of the date of the Acquisition. Any excess of the purchase price over the fair value of the identifiable net assets of the Dispensing Systems Business will be recorded as goodwill.

The following unaudited pro forma condensed consolidated statement of income includes adjustments to eliminate certain one-time pre-tax expenses that Silgan incurred that are directly attributable to the Acquisition, consisting of an $11.9 million charge for the manufacturing profit added to inventories under the acquisition method of accounting that was expensed as the related inventory was sold and $23.8 million of acquisition related costs recognized in Silgan’s historical unaudited condensed consolidated statement of income for the nine months ended September 30, 2017. Additionally, the unaudited pro forma condensed consolidated statement of income does not reflect any benefits from synergies that may be derived or costs of any integration activities that may be incurred as a result of the Acquisition, other than those that have actually been recognized since the date of the Acquisition through September 30, 2017 and included in Silgan’s historical unaudited condensed consolidated statement of income for the nine months ended September 30, 2017. Silgan’s management has estimated annual synergies of $15.0 million within 24 months of completion of the Acquisition related to administrative expense reductions, procurement savings and manufacturing efficiencies. These estimates could differ materially from amounts recognized or actual synergies achieved, and no assurance can be given that cost savings and synergies will be realized.

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Nine months ended September 30, 2017

(In millions, except per share data)

	Silgan Holdings Inc.(a)	Dispensing Systems Business(b)	Pro forma adjustments			Total Pro Forma Silgan— Dispensing Systems Business(c)
Net sales	$3,094.1	$153.6	$			$3,247.7
Cost of goods sold	2,591.8	115.1		(17.1	)(d)(e)	2,689.8

Gross profit	502.3	38.5		17.1		557.9
Selling, general and administrative expenses	227.2	24.9		(24.3	)(f)	227.8
Rationalization charges	4.5	0.2				4.7

Income from operations	270.6	13.4		41.4		325.4
Interest and other debt expense before loss on early extinguishment of debt	80.2	0.4		9.0	(g)	89.6
Loss on early extinguishment of debt	7.1					7.1

Interest and other debt expense	87.3	0.4		9.0		96.7

Income before income taxes	183.3	13.0		32.4		228.7
Provision for income taxes	59.8	4.4		11.0	(h)	75.2

Net income	$123.5	$8.6		$21.4		$153.5

Basic net income per share	$1.12					$1.39
Diluted net income per share	$1.11					$1.38

Shares:
Basic	110.4					110.4
Diluted	111.4					111.4

SILGAN HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(a)	This column sets forth the historical unaudited condensed consolidated statement of income of Silgan for the nine months ended September 30, 2017.

(b)	This column sets forth the historical unaudited combined results of operations of the Dispensing Systems Business for the period prior to the Acquisition of January 1, 2017 through April 5, 2017 based on financial information extracted from internal reporting systems of WestRock. These unaudited combined results of operations may not reflect all of the adjustments required to present the Dispensing Systems Business as a separate stand-alone reporting entity and do not necessarily include all costs and expenses that would have been incurred had the Dispensing Systems Business been a separate stand-alone entity.

For the period of January 1, 2017 through April 5, 2017, the Dispensing Systems Business was not an income taxpayer in the United States, as its results and related tax obligations, if any, were included in the tax returns of WestRock. The income tax provision for the Dispensing Systems Business for the period presented was calculated as if the Dispensing Systems Business was a separate taxpayer, using an assumed rate of 34 percent.

(c)	The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2017 has been prepared as required pursuant to the rules and regulations promulgated by the SEC, is for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods for Silgan or the results that actually would have been realized had Silgan and the Dispensing Systems Business been a combined company during the period presented.

The unaudited pro forma condensed consolidated statement of income does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities as a result of the Acquisition, other than as actually recognized since the date of the Acquisition through September 30, 2017 and included in Silgan’s historical unaudited condensed consolidated statement of income for the nine months ended September 30, 2017, nor does it include the effects of any other items directly attributable to the Acquisition that are not expected to have a continuing impact on the combined results of operations.

(d)	This amount includes a reduction in depreciation and amortization applicable to the allocation of the estimated purchase price to tangible and intangible assets as follows (dollars in millions):

Nine months ended September 30, 2017
Total Dispensing Systems Business depreciation and amortization	$8.6
Less: historical Dispensing Systems Business depreciation and amortization	(14.3)

Decrease to depreciation and amortization	(5.7)
Less: portion applicable to selling, general and administrative expenses	0.5

Decrease applicable to cost of goods sold	$(5.2)

(e)	This amount also includes the decrease in cost of goods sold resulting from the reversal of the non-recurring charge of $11.9 million for the manufacturing profit added to inventories under the acquisition method of accounting that was expensed as the related inventory was sold.

(f)	This amount represents the net decrease in selling, general and administrative expenses resulting from the following (dollars in millions):

Nine months ended September 30, 2017
Adjustments to depreciation and amortization as set forth in note (d) above	$(0.5)
Elimination of acquisition costs recognized by Silgan for the period	(23.8)

Net decrease in selling, general and administrative expenses	$(24.3)

(g)	This amount represents the pro forma adjustments to interest expense applicable to the borrowings under the Credit Facility to fund the purchase price for the Acquisition and acquisition costs using applicable rates as follows (dollars in millions):

Nine months ended September 30, 2017
Eliminate historical Dispensing Systems Business net interest expense	$(0.4)
U.S. A Term Loan borrowings(1)	6.6
Revolving loan borrowings(1)	1.9
Increase to Applicable Margin on average outstanding term loan and revolving loan borrowings under the Credit Facility(2)	0.9

Total pro forma increase to interest expense	$9.0

(1)	These amounts reflect pro forma interest expense for the period of January 1, 2017 through April 5, 2017 on $800.0 million of U.S. A Term Loan borrowings and $252.5 million of revolving loan borrowings under the Credit Facility at borrowing rates under the Credit Facility at the time of the Acquisition of 3.15 percent and 2.80 percent, respectively. A 0.125 percent increase or decrease in the interest rate on the $800.0 million U.S. A Term Loan borrowings and the $252.5 million revolving loan borrowings would increase or decrease interest expense for the period of January 1, 2017 through April 5, 2017 by $0.3 million.

(2)	This amount reflects pro forma interest expense for the increase in the Applicable Margin for borrowings under the Credit Facility from 1.5 percent to 2.0 percent on the average outstanding historical borrowings under the Credit Facility during the period of January 1, 2017 through April 5, 2017, as determined pursuant to the Credit Facility and the Total Net Leverage Ratio thereunder, partially offset by a reduction in commitment fees under the Credit Facility related to the additional revolving loan borrowings incurred for the Acquisition under the Credit Facility.

(h)

This amount represents (i) adjustments to the Dispensing Systems Business’ income tax provision for pro forma adjustments related to depreciation and amortization as set forth in note (d) above and interest expense as set forth in note (g) above at a statutory income tax rate of 34.0 percent and (ii) the reversal of income tax recognized for the period on the non-recurring acquisition costs and the charge to write-up inventory as follows (dollars in millions):

Nine months ended September 30, 2017
Pro forma adjustments excluding acquisition costs and inventory write-up	$(3.3)
Statutory income tax rate	34.0%
Dispensing Systems Business income tax provision for pro forma adjustments excluding acquisition costs and inventory write-up	(1.1)
Income taxes associated with acquisition costs recognized for the period	8.0
Income taxes associated with inventory write-up	4.1

Pro forma adjustment to income tax provision	$11.0

Offer to Exchange

All Outstanding $300,000,000 aggregate principal amount of

4 3⁄4% Senior Notes due 2025

and all outstanding €650,000,000 aggregate principal amount of

3 1⁄4% Senior Notes due 2025

for

$300,000,000 aggregate principal amount of

4 3⁄4% Senior Notes due 2025 and

€650,000,000 aggregate principal amount of

3 1⁄4% Senior Notes due 2025

that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

            , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended, provide for indemnification of our officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the General Corporation Law of the State of Delaware. We have purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by our directors and officers in connection with the performance of their duties. Certain of our affiliates also maintain insurance and provide indemnification substantially similar to the foregoing.

See Item 22 of this registration statement regarding the position of the Securities and Exchange Commission.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. to amend the stockholder voting standard (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.3	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. to increase the number of authorized shares of our common stock (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.4	Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.5	First Amendment to Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.3 filed with our Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 000-22117).

4.1	Indenture, dated as of March 23, 2012, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated March 29, 2012, Commission File No. 000-22117).

4.2	Form of Silgan Holdings Inc. 5% Senior Note due 2020 (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-4, dated June 22, 2012, Registration Statement No. 333-182291).

4.3	Indenture, dated as of September 9, 2013, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5 1⁄2% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.4	Form of Silgan Holdings Inc. 5 1⁄2% Senior Note due 2022 (incorporated by reference to Exhibit 4.2 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.5	Indenture, dated as of February 13, 2017, with respect to the 4 3⁄4% Senior Notes due 2025 and the 3 1⁄4% Senior Notes due 2025, by and among Silgan Holdings Inc., U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent in respect of the 3 1⁄4% Senior Notes due 2025, and Elavon Financial Services DAC, as registrar and transfer agent in respect of the 3 1⁄4% Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

4.6	Form of Silgan Holdings Inc. 4 3⁄4% Senior Note due 2025 (incorporated by reference to Exhibit 4.2 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

4.7	Form of Silgan Holdings Inc. 3 1⁄4% Senior Note due 2025 (incorporated by reference to Exhibit 4.3 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

Exhibit Number	Description
4.8	Registration Rights Agreement, dated February 13, 2017, among Silgan Holdings Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Wells Fargo Securities, LLC, Wells Fargo Securities International Limited, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Mizuho International PLC, Rabo Securities USA, Inc., Coöperatieve Rabobank U.A., Scotia Capital (USA) Inc., Scotiabank Europe PLC, SMBC Nikko Securities America, Inc., SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, MUFG Securities Americas Inc., MUFG Securities EMEA plc, BMO Capital Markets Corp., CIBC World Markets Corp., PNC Capital Markets LLC, RB International Markets (USA) LLC and Raiffeisen Bank International AG (incorporated by reference to Exhibit 4.4 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

5.1*	Opinion of Winston & Strawn LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 (incorporated by reference to Exhibit 12 filed with our Annual Report on Form 10-K for the year ended December 31, 2016, Commission File No. 000-22117).

21.1*	Subsidiaries of Silgan Holdings Inc.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on Signature Page).

25.1*	Form T-1, Statement of Eligibility of Trustee with respect to the 4 3⁄4% Senior Notes due 2025 and the 3 1⁄4% Senior Notes due 2025.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

*	Filed herewith.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. to amend the stockholder voting standard (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.3	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. to increase the number of authorized shares of our common stock (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.4	Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.5	First Amendment to Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.3 filed with our Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 000-22117).

4.1	Indenture, dated as of March 23, 2012, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated March 29, 2012, Commission File No. 000-22117).

4.2	Form of Silgan Holdings Inc. 5% Senior Note due 2020 (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-4, dated June 22, 2012, Registration Statement No. 333-182291).

4.3	Indenture, dated as of September 9, 2013, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5 1⁄2% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.4	Form of Silgan Holdings Inc. 5 1⁄2% Senior Note due 2022 (incorporated by reference to Exhibit 4.2 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.5	Indenture, dated as of February 13, 2017, with respect to the 4 3⁄4% Senior Notes due 2025 and the 3 1⁄4% Senior Notes due 2025, by and among Silgan Holdings Inc., U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent in respect of the 3 1⁄4% Senior Notes due 2025, and Elavon Financial Services DAC, as registrar and transfer agent in respect of the 3 1⁄4% Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

4.6	Form of Silgan Holdings Inc. 4 3⁄4% Senior Note due 2025 (incorporated by reference to Exhibit 4.2 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

4.7	Form of Silgan Holdings Inc. 3 1⁄4% Senior Note due 2025 (incorporated by reference to Exhibit 4.3 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

Exhibit Number	Description

4.8	Registration Rights Agreement, dated February 13, 2017, among Silgan Holdings Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Wells Fargo Securities, LLC, Wells Fargo Securities International Limited, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Mizuho International PLC, Rabo Securities USA, Inc., Coöperatieve Rabobank U.A., Scotia Capital (USA) Inc., Scotiabank Europe PLC, SMBC Nikko Securities America, Inc., SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, MUFG Securities Americas Inc., MUFG Securities EMEA plc, BMO Capital Markets Corp., CIBC World Markets Corp., PNC Capital Markets LLC, RB International Markets (USA) LLC and Raiffeisen Bank International AG (incorporated by reference to Exhibit 4.4 filed with our Current Report on Form 8-K, dated February 17, 2017, Commission File No. 000-22117).

5.1*	Opinion of Winston & Strawn LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 (incorporated by reference to Exhibit 12 filed with our Annual Report on Form 10-K for the year ended December 31, 2016, Commission File No. 000-22117).

21.1*	Subsidiaries of Silgan Holdings Inc.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on Signature Page).

25.1*	Form T-1, Statement of Eligibility of Trustee with respect to the 4 3⁄4% Senior Notes due 2025 and the 3 1⁄4% Senior Notes due 2025.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 29, 2017.

SILGAN HOLDINGS INC.

By:	/s/ Anthony J. Allott
Anthony J. Allott President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Anthony J. Allott, Robert B. Lewis and Frank W. Hogan, III, and each and any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ R. PHILIP SILVER (R. Philip Silver)	Co-Chairman of the Board	November 29, 2017

/S/ D. GREG HORRIGAN (D. Greg Horrigan)	Co-Chairman of the Board	November 29, 2017

/S/ JOHN W. ALDEN (John W. Alden)	Director	November 29, 2017

/S/ WILLIAM C. JENNINGS (William C. Jennings)	Director	November 29, 2017

/S/ JOSEPH M. JORDAN (Joseph M. Jordan)	Director	November 29, 2017

/S/ EDWARD A. LAPEKAS (Edward A. Lapekas)	Director	November 29, 2017

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Signature	Title	Date

/S/ ANTHONY J. ALLOTT (Anthony J. Allott)	President and Chief Executive Officer and Director (Principal Executive Officer)	November 29, 2017

/S/ ROBERT B. LEWIS (Robert B. Lewis)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2017

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